EXHIBIT 4.1

EXECUTION COPY

LFS-MERGER SUB, INC.,

(to be merged with and into

EYE CARE CENTERS OF AMERICA, INC.)

AND

THE BANK OF NEW YORK,

as Trustee

10 3/4% Senior Subordinated Notes due 2015

INDENTURE

Dated as of February 4, 2005

v

EXHIBIT A	Form of the Series A Security
EXHIBIT B	Form of the Series B Security
EXHIBIT C	Form of Supplemental Indenture to be Executed upon Consummation of the Acquisition
EXHIBIT D	Form of Supplemental Indenture to Add Subsidiary Guarantors

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.3; 7.8; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	13.3
(c)	13.3
313(a)	7.6
(b)(1)	N.A.
(b)(2)	7.6
(c)	7.6
(d)	7.6
314(a)	3.11; 3.17; 13.5
(b)	N.A.
(c)(1)	13.4
(c)(2)	13.4
(c)(3)	N.A.
(d)	N.A.
(e)	13.5
315(a)	7.1
(b)	7.5; 13.2
(c)	7.1
(d)	7.1
(e)	6.11
316(a)(last sentence)	13.6
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	9.4
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	13.1

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

INDENTURE dated as of February 4, 2005, between LFS-MERGER SUB, INC., a Texas corporation (the “Company”), and THE BANK OF NEW YORK, a New York banking corporation, as trustee (in such capacity, the “Trustee”).

For and in consideration of the premises and the purchase of the Securities (as hereinafter defined) by the Holders thereof, each party hereto covenants and agrees as follows for the benefit of the other parties and for the equal and ratable benefit of all Holders (as hereinafter defined) of (i) the Company’s 10¾% Senior Subordinated Notes, Series A, due 2015 issued on the date hereof (the “Initial Securities”), (ii) if and when issued, an unlimited principal amount of additional 10 3/4% Senior Subordinated Notes, Series A, due 2015 in a non-registered offering or 10¾% Senior Subordinated Notes, Series B, due 2012 in a registered offering of the Company, that may be offered from time to time subsequent to the Issue Date (the “Additional Securities”) and (iii) if and when issued, the Company’s 10 3/4% Senior Subordinated Notes, Series B, due 2015, that may be issued from time to time in exchange for Initial Securities or any Additional Securities in an offer registered under the Securities Act as provided in a Registration Rights Agreement (as hereinafter defined) (the “Exchange Securities,” and together with the Initial Securities and Additional Securities, the “Securities”).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Acquisition” means the merger of the Company with and into ECCA pursuant to the terms of the Merger Agreement, with ECCA being the Successor Company.

“Additional Assets” means:

(1)	any non-current assets of a kind used or usable in the businesses of the Company or a Restricted Subsidiary or a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Additional Securities” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Advisory Agreements” means the Advisory Agreements, each dated as of February 1, 2005, among (1) the Company, Holdings and Moulin International Holdings Limited and (2) the Company, Holdings and Golden Gate Capital, or one of its Affiliates, as in effect on the Issue Date as may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are, taken as a whole, not materially more disadvantageous to the Holders of the Securities than the terms of the Advisory Agreement in effect on the Issue Date.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that solely for the purposes of Section 3.8, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to a Security at any date of redemption, the greater of (i) 1.0% of the principal amount of such Security and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Security at February 15, 2010 (such redemption price being described under Paragraph 5 of the form of the Securities) plus (2) all remaining required interest payments due on such Security through February 15, 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Security.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity); provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor;

(2)	the sale of Cash Equivalents or marketable securities in the ordinary course of business;

(3)	a disposition of inventory in the ordinary course of business;

(4)	a disposition of obsolete or worn out equipment or equipment that is no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)	transactions permitted under Article IV;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary (other than a Receivables Entity);

(7)	the making of a Permitted Investment or a disposition subject to Section 3.3;

(8)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(9)	dispositions of assets in a single transaction or series of related transactions with an aggregate Fair Market Value of less than $2.5 million;

(10)	dispositions in connection with Permitted Liens;

(11)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12)	the licensing or sublicensing of intellectual property or other general intangibles;

(13)	foreclosure on assets; and

(14)	the sale of all of the Company’s and its Restricted Subsidiaries’ Investments in an OD PC in the ordinary course of business.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Securities, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable by the Company under or in respect of the Senior Secured Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the Senior Secured Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, as to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary, or officer, partner or member fulfilling a similar function, of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6)	interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1)	prior to the first public offering of Common Stock of the Company or Holdings, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company or Holdings, whether as a result of the issuance of securities of the Company or Holdings, any merger, consolidation, liquidation or dissolution of the Company or Holdings, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the

“specified entity”) held by any other entity (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity); or

(2)	on the date of or after the first public offering of Common Stock referred to in clause (1), (A) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, provided that in no event shall the parties to the Stockholders Agreement be deemed to be a “group” solely by virtue of being parties to the Stockholders Agreement), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company or Holdings (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company or Holdings held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); and (B) the Permitted Holders “beneficially own” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or Holdings, as the case may be, (or its successor by merger, consolidation or purchase of all or substantially all of its assets) than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or Holdings or such successor (for the purposes of this clause, such other person or group shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person or group “beneficially owns” directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders “beneficially own” directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity); or

(3)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(4)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(5)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

For the purposes of this Indenture, a Person shall not be considered to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated therein.

“Closing Date” means the date upon which the Acquisition is consummated pursuant to the terms of the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means LFS-Merger Sub, Inc., until a Successor Company shall have become such pursuant to the provisions of this Indenture and, subject to Section 4.1(c), thereafter means such Successor Company, including, without limitation, ECCA as the Successor Company upon consummation of the Acquisition.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1)	if the Company or any Restricted Subsidiary:

(a)	has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness (and the application of the proceeds therefrom) as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)	has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)	if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a)	the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)	Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition or other dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within 90 days following any such transaction (which operating expense reductions are reasonably expected to be sustainable over the long term), including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or approval by the Board of Directors of the Company of any closing) of any facility, as applicable; provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to this Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	Consolidated Income Taxes;

(3)	consolidated depreciation expense;

(4)	consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets;”

(5)	other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

(6)	the amount of any annual management fee paid by the Company or Holdings pursuant to the Advisory Agreements in the aggregate during such period not to exceed the amount permitted to be paid as such annual management fees pursuant to Section 3.8(b)(6), plus the Thomas H. Lee Management Fee paid during such period; provided, however, that the foregoing limitation shall not apply to any annual management fees paid on the Closing Date; and

(7)	any non-recurring fees and expenses Incurred in connection with any Equity Offering, acquisition or Refinancing Indebtedness, in each case in compliance with the terms hereof, to the extent that such fees and expenses are customary for transactions of such type, but excluding fees and expenses paid or payable to any Permitted Holder.

Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)	interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)	amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)	non-cash interest expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)	costs associated with Interest Rate Agreements (including amortization of fees) provided, however, that if Interest Rate Agreements result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)	the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9)	Receivables Fees; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness”, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness”.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries prior to any adjustment for any Preferred Stock of the Company (other than Disqualified Stock), as determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a)	subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)	the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary; provided, however, that no amount shall be included under this clause (b) if to the extent already included for the purposes of Section 3.3 in the amount of Restricted Payments made under Section 3.3(a) or Section 3.3(b)(14);

(2)	any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or any Restricted Subsidiary (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	any extraordinary gain or loss;

(5)	the cumulative effect of a change in accounting principles;

(6)	any noncash compensation charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards; and

(7)	any non-recurring fees, charges or other expenses made or Incurred in connection with (a) the Acquisition and the financing thereof; (b) the filing of the Company’s registration statement on Form S-1, dated May 6, 2004; and (c) the exchange offer for Exchange Securities pursuant to the Registration Rights Agreement (excluding Additional Securities).

Corporate overhead expenses payable by Holdings described in Section 3.3(b)(9), the funds for which are provided by the Company and/or its Restricted Subsidiaries, shall be deducted in calculating the Consolidated Net Income of the Company and its Restricted Subsidiaries.

“Consolidated Total Assets” means, at any date of determination, the total amount of assets as set forth on the consolidated balance sheet of the Company for the Company’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or Holdings, as the case may be, who: (1) was a member of such Board of Directors on the Issue Date; (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election; or (3) is any designee of a Permitted Holder or was nominated by a Permitted Holder or any designees of a Permitted Holder on the Board of Directors.

“Corporate Trust Office” will be at the principal address of the Trustee specified in Section 13.2 or such other address as to which the Trustee may designate from time to time by notice in writing to the Holders and the Company.

“Credit Facility” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Securities” means certificated Securities.

“Designated Agreements” means the Senior Secured Credit Agreement, the Merger Agreement, the Supply Agreement and the Advisory Agreements.

“Designated Senior Indebtedness” means (1) the Bank Indebtedness and (2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (other than an event which would constitute a Change of Control):

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Securities or (b) on which there are no Securities outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further, that any portion of the Capital Stock that would otherwise constitute Disqualified Stock as a result of clause (1) or (3) above shall not constitute Disqualified Stock to the extent that such Person may only satisfy its obligations on maturity or redemption at the option of the holder thereof for consideration consisting of Capital Stock of such Person that is not Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with Section 3.5 and Section 3.10 and such repurchase or redemption complies with Section 3.3.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company and, thereafter, DTC shall mean or include such successors.

“ECCA” means Eye Care Centers of America, Inc., a Texas corporation. For the purposes of this Indenture, upon consummation of the Acquisition, all references herein to “ECCA” shall be deemed to be to the “Company.”

“Equity Offering” means a primary public or private sale of Capital Stock, other than Disqualified Stock, by the Company or Holdings, as the case may be, other than an pursuant to an offering registered on Form S-8.

“Escrow Agreement” means the Escrow and Security Agreement, dated as of the Issue Date, among the Company, the Initial Purchasers, the Trustee and The Bank of New York, as Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Securities” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Excluded Contribution” means the Net Cash Proceeds or Cash Equivalents received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or from capital contributions subsequent to the Closing Date (other than Net Cash Proceeds received from the issuance of Capital Stock to a Restricted Subsidiary or to an employee stock ownership plan, or option plan or similar trust to the extent such sale to an employee stock ownership plan, or option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary) of Capital Stock, in each case designated within 90 days of receipt of such Net Cash Proceeds as Excluded Contributions pursuant to an Officers’ Certificate.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 23, 2002, among ECCA, Fleet Securities, Inc. and Banc of America Securities LLC, as Co-Lead Arrangers, and the lenders party thereto, all outstanding borrowings under which will be permanently repaid in full and all commitments under which will be cancelled in connection with the Transactions. For purposes hereof, the Existing Credit Agreement shall be deemed not to have been outstanding as of the Issue Date

“Existing Notes” means, collectively, the 9 1/8% Senior Subordinated Notes due 2008 of ECCA and the Floating Interest Rate Subordinated Term Securities due 2008 of ECCA.

“Existing Management Stockholders” means the members of senior management of ECCA who on the Closing Date own Capital Stock of Holdings.

“Fair Market Value” means the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined (i) if such Fair Market Value is equal to or less than $5.0 million, by an Officer of the Company acting reasonably and in good faith and shall be evidenced by an Officers’ Certificate, (ii) if such Fair Market Value is in excess of $5.0 million, by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution, and (iii) if such Fair Market Value is in excess of $15.0 million, in addition by an independent investment banking, accounting or appraisal firm of nationally recognized standing, and shall be evidenced by a written opinion from such firm, and in each case such determination shall be conclusive; provided, however, that the opinion required under clause (iii) of this definition shall be required only in connection with the determination of Fair Market Value with respect to Section 3.3.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP.

“Golden Gate Capital” means Golden Gate Capital Management II, L.L.C. and any affiliated investment funds or other affiliated investment entities (including any such entity which owns Capital Stock of Holdings on the Closing Date).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Senior Indebtedness” means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the Closing Date or thereafter Incurred, without duplication:

(1)	any Guarantee of the Bank Indebtedness by such Subsidiary Guarantor and all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Company or Subsidiary Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and

(2)	all obligations consisting of principal of, premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether postfiling interest is allowed in such proceeding.

Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of this Indenture; provided that no such violation shall be deemed to exist for the purposes of this clause (1) if the holders of such Indebtedness (or their representative) and the Trustee shall have received an Officers’ Certificate of the Company to the effect that the Incurrence of such Indebtedness is permitted by the provisions of this Indenture;

(2)	any obligations of such Subsidiary Guarantor to a Subsidiary of the Company or to the Company;

(3)	any liability for Federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Subsidiary Guarantor; or

(6)	any Capital Stock.

“Guarantor Senior Subordinated Indebtedness” means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Securities Guarantee and any other Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of such Subsidiary Guarantor under the Securities Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Securities Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Securityholder” means a Person in whose name a Security is registered on the Registrar’s books.

“Holdings” means ECCA Holdings Corporation, and its successors.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium, if any, in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium, if any, in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables) to the extent such obligation would appear as a liability upon the balance sheet of such Person, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5)	Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)	the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)	if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Initial Purchasers” means, together, J.P. Morgan Securities Inc., Banc of America Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Initial Securities” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“interest” shall, as used herein, be deemed to include additional interest, if any, required to be paid pursuant to the Registration Rights Agreement.

“Interest Payment Date” means February 15 and August 15 of each year, commencing August 15, 2005, to the maturity or earlier redemption, repurchase or repayment of all of the Securities.

“Interest Record Date” means February 1 and August 1 of each year to the maturity or earlier redemption, repurchase or repayment of all of the Securities.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with the terms hereof;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business;

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock of the Company (other than Disqualified Stock); and

(4)	accounts receivable, advances or extensions of credit to customers in the ordinary course of business.

For purposes of Section 3.3,

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Issue Date” means February 4, 2005.

“Legal Holiday” has the meaning ascribed to it in Section 13.8.

“Leverage Event” means that at any Transaction Date, the Leverage Ratio is greater than 5.5 to 1.0.

“Leverage Ratio” means the ratio of (1) the aggregate amount of consolidated Indebtedness of the Company and its consolidated Restricted Subsidiaries on the Transaction Date after giving effect to the Incurrence, repayment, repurchase, defeasance or discharge or any Indebtedness on such date to (2) the Consolidated EBITDA for the period of the Company’s most recent four consecutive fiscal quarters ending prior to the Transaction Date for which financial statements are in existence, after giving pro forma effect to any Asset Disposition or any Investment or acquisition of assets since the beginning of such four fiscal quarter period as if such Asset Disposition, Investment or acquisition or assets had occurred on the first day of such four fiscal quarter period. For the purposes of this definition, whenever pro forma effect is given to any calculation under this definition, the pro forma calculation shall be made in accordance with the provisions of the definition of “Consolidated Coverage Ratio.”

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 2, 2004, among Holdings, LFS-Merger Sub, Inc., and ECCA, as in effect on the Issue Date.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1)	as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries (other than Capital Stock of such Person), except that Standard Securitization Undertakings shall not be considered recourse.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“OD PC” means a professional corporation or other entity controlled by one or more optometrists that subleases one or more stores from the Company or one of its Subsidiaries, which stores are managed by the Company or one of its Subsidiaries pursuant to a management agreement.

“Offering Memorandum” means the offering memorandum, dated January 28, 2005, relating to the offering by the Company of the Securities.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Permitted Holders” means each of Golden Gate Capital, Moulin International Holdings Limited, the Existing Management Stockholders and any Affiliate or Related Person thereof.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary other than a Receivables Entity); provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than a Receivables Entity); provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Cash Equivalents;

(4)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees of the Company and its Restricted Subsidiaries made in the ordinary course of business of the Company or such Restricted Subsidiary; provided that such loans or advances do not exceed $3.0 million in the aggregate at any one time outstanding and that loans or advances that are forgiven shall continue to be deemed outstanding; provided further, that the Company and its Subsidiaries shall comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that would be applicable to an issuer with debt securities registered under the Securities Act relating to such loans and advances;

(7)	Capital Stock, obligations or securities received in settlement of debts or other Obligations or liabilities created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 3.5;

(9)	Investments in existence on the Issue Date;

(10)	Investments by the Company or any of its Restricted Subsidiaries, together with all other outstanding Investments made pursuant to this clause (10), in an aggregate Fair Market Value at the time of such Investment not to exceed $5.0 million outstanding at any one time (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	Guarantees issued in accordance with Section 3.2;

(12)	Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any

Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(13)	Investments that are made with Excluded Contributions; and

(14)	any Investment directly or indirectly in an OD PC in the ordinary course of business.

“Permitted Junior Securities” shall mean unsecured debt or equity securities of the Company or any Subsidiary Guarantor or any direct or indirect parent of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment, as applicable, that are subordinated to the payment of all then-outstanding Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any Subsidiary Guarantor, as applicable, at least to the same extent that the Securities are subordinated to the payment of all Senior Indebtedness of the Company or Securities Guarantees are subordinated to the payment of all Guarantor Senior Indebtedness of any Subsidiary Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness or Guarantor Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Indebtedness and other obligations under the Senior Secured Credit Agreement and related Hedging Obligations and Liens securing other Senior Indebtedness and liens on assets of Restricted Subsidiaries securing Guarantees of Senior Indebtedness and other Guarantor Senior Indebtedness permitted to be Incurred under this Indenture;

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’ Liens and landlord’s Liens, in each case for sums not overdue by more than 60 days or which are being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens which do not in the aggregate materially impair their use in the operation of the business of such Person;

(7)	Liens securing Hedging Obligations permitted under this Indenture;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the conduct of the business of the Company and its Restricted Subsidiaries;

(9)	judgment Liens not giving rise to an Event of Default;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financing, conditional sale obligations, obligations under title retention agreements, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of, assets or property acquired, leased, improved or constructed; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired, leased, improved or constructed; and

(b)	such Liens are created within 180 days of acquisition, lease, improvement or construction of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date or any extensions or renewals thereof securing the same or similar obligations on terms not materially more restrictive, taken as a whole, and secured by the same collateral;

(14)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(17)	Liens securing the Securities and Securities Guarantees;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(21)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importing goods;

(23)	other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate Fair Market Value (valued at the time of creation thereof) of not more than $5.0 million at any time; and

(24)	Liens securing the obligations under the Escrow Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A under the Securities Act.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Redemption Date” means, with respect to any Securities to be redeemed, the date fixed for such redemption by or pursuant to the terms of this Indenture.

“Redemption Price” means the redemption price payable for the redemption of any Security on a Redemption Date as specified in Paragraph 5 of the form of the Securities set forth in Exhibit A and Exhibit B hereto, which are hereby incorporated by reference and made a part of this Indenture.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Securities, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Securities, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Securities;

(2)	the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the Stated Maturity of the Securities has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the portion of the Indebtedness being refinanced that has a Stated Maturity on or prior to the Stated Maturity of the Securities;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, and fees and expenses Incurred in connection therewith); and

(4)	if the Indebtedness being refinanced is subordinated in right of payment to the Securities or the Securities Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Securities or the Securities Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Registered Exchange Offer” shall have the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means, (i) with respect to the Initial Securities, that certain registration rights agreement dated as of the Closing Date by and among the Company, the Subsidiary Guarantors and the Initial Purchasers, in the form attached as an exhibit to the Purchase Agreement among the Company and the Initial Purchasers with respect to the issuance and sale of the Initial Notes, and (ii) with respect to any Additional Securities, one or more registration rights agreements among the Company and the other parties thereto, in each case as such agreements may be amended from time to time.

“Registration Statement” means any registration statement filed with the SEC pursuant to a Registration Rights Agreement.

“Regulation S” means Regulation S under the Securities Act.

“Related Business” means any business which is the same as or related, ancillary, incidental or complementary to, or a reasonable extension of, any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date, as determined in good faith by the Company’s Board of Directors.

“Related Business Assets” means assets or property used or useful in a Related Business and Capital Stock of a Related Business; provided that if such assets comprise Capital Stock in a Person, (x) such Person becomes a Restricted Subsidiary as result of the receipt of such Capital Stock by the Company and (y) such Person is primarily engaged in a Related Business.

“Related Person” with respect to any Permitted Holder means:

(1)	any investment fund controlled by, or under common control with, such Person;

(2)	any controlling stockholder or a majority (or more) owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse or immediate family member (including by adoption or marriage) of such Permitted Holder, any trust created for the benefit of such individual or such individual’s estate, executor, administrator, committee or beneficiaries; or

(3)	any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1) or (2).

“Representative” means any trustee, agent or representative (if any) of an issue of Senior Indebtedness; provided that when used in connection with the Senior Secured Credit Agreement, the term “Representative” shall refer to the administrative agent under the Senior Secured Credit Agreement.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Period”, with respect to any Securities, means the period of 40 consecutive days beginning on and including the later of (A) the day on which the Securities are first offered to Persons other than distributors (as defined in Regulation S), notice of which day shall be promptly given by the Company to the Trustee, and (B) the issue date with respect to such Securities.

“Restricted Securities Legend” means the Private Placement Legend set forth in Section 2.1(d)(A) or the Regulation S Legend set forth in Section 2.1(d)(B), as applicable.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. §§ 77a-77aa), as amended and the rules and regulations of the SEC promulgated thereunder.

“Securities Custodian” means the custodian with respect to the Global Securities (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Securities Guarantee” means, individually, any Guarantee of payment of the Securities and Exchange Securities issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Subsidiary Guarantor pursuant to the terms hereof and any supplemental indenture hereto, and, collectively, all such Guarantees. Each such Securities Guarantee will be in the form prescribed by the terms hereof.

“Securities Register” means the register of Securities maintained by the Registrar pursuant to Section 2.3.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter Incurred, the Bank Indebtedness and all amounts payable by the Company under or in respect of all other Indebtedness of the Company, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of this Indenture; provided that no such violation shall be deemed to exist for the purposes of this clause (1) if the holders of such Indebtedness (or their representative) and the Trustee shall have received an Officers’ Certificate of the Company to the effect that the Incurrence of such Indebtedness is permitted by the provisions of this Indenture;

(2)	any obligation of the Company to any Subsidiary;

(3)	any liability for Federal, state, foreign, local or other taxes owed or owing by the Company;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Obligations; or

(6)	any Capital Stock.

“Senior Secured Credit Agreement” means the Credit Facility to be entered into on the Closing Date among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time. For purposes hereof, the Senior Secured Credit Agreement shall be deemed to have been outstanding as of the Issue Date.

“Senior Subordinated Indebtedness” means the Securities and any other Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that specifically provides that such Indebtedness is to rank equally with the Securities in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

“Shelf Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such regulation is in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in securitization of Receivables transactions.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of February 2, 2005, by and among Holdings, ECCA Holdings (Cayman) Ltd., Ample Faith Investments Limited, and Golden Gate Private Equity, Inc., as in effect on the Issue Date.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Securities pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company. For the sake of clarification, no Person shall be considered a Subsidiary of the Company or any of its Subsidiaries solely by reason of being an OD PC.

“Subsidiary Guarantor” means each Subsidiary of the Company in existence on the Closing Date that provides a Securities Guarantee on the Closing Date and any other Restricted Subsidiary that provides a Securities Guarantee in accordance with the terms hereof; provided that upon the release or discharge of such Person from its Securities Guarantee in accordance with this Indenture, such Person shall cease to be a Subsidiary Guarantor; provided further that prior to the consummation of the Acquisition, there shall be no Subsidiary Guarantors.

“Supply Agreement” means the Amended and Restated Supply Agreement, dated as of January 28, 2005, among LFS-Merger Sub, Inc., Moulin International Holdings Limited and Golden Gate Private Equity, Inc. as in effect on the Issue Date as may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are, taken as a whole, not materially more disadvantageous to the Holders of the Securities than the terms of the Supply Agreement in effect on the Issue Date.

“Thomas H. Lee Management Fee” means the annual management fee paid by ECCA pursuant to the management agreement between it and Thomas H. Lee Partners, L.P., which agreement shall be terminated upon consummation of the Acquisition.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the date of this Indenture.

“Transactions” means the (1) the consummation of the Acquisition, (2) the issuance of the Initial Securities and the application of the proceeds thereof, (3) the execution and delivery of the Senior Secured Credit Facility and the initial borrowings thereunder, (4) the retirement of all of the Existing Securities outstanding on the Closing Date, pursuant to (x) the tender offer made therefore and (y) the subsequent redemption thereof in accordance with the terms of the indenture governing the Existing Notes (5) the permanent repayment of all amounts borrowed under the Existing Credit Agreement, and (6) the execution of the Supply Agreement, all as described in the Offering Memorandum.

“Transaction Date” means, with respect to the Incurrence of Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Securities to February 15, 2010; provided, however, that if the then-remaining term of the Securities to February 15, 2010 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Securities to February 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3)	such designation and the Investment of the Company in such Subsidiary complies with Section 3.3.

(4)	such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)	on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under Section 3.2(a) on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by one or more of the Company or any of its Wholly-Owned Subsidiaries.

SECTION 1.2. Other Definitions.

Term	Defined in Section
“Additional Restricted Securities”	2.1	(b)

“Affiliate Transaction”	3.8	(a)

“Agent Members”	2.1	(e)

“Asset Disposition Offer”	3.5	(b)

“Asset Disposition Offer Amount”	3.5	(c)

“Asset Disposition Offer Period”	3.5	(c)

“Asset Disposition Purchase Date”	3.5	(c)

“Authenticating Agent”	2.2

“Blockage Notice”	10.3

“Change of Control Offer”	3.10	(b)

“Change of Control Payment”	3.10	(b)

Term	Defined in Section

“Change of Control Payment Date”	3.10	(b)

“Company Order”	2.2

“covenant defeasance option”	8.1	(b)

“cross acceleration provision”	6.1	(a)(6)(b)

“Defaulted Interest”	2.14

“Event of Default”	6.1	(a)

“Excess Proceeds”	3.5	(b)

“Exchange Global Note”	2.1	(b)

“Global Securities”	2.1	(b)

“Guarantor Obligations”	11.1

“Institutional Accredited Investor Global Note”	2.1	(b)

“Institutional Accredited Investor Notes”	2.1	(b)

“legal defeasance option”	8.1	(b)

“Pari Passu Notes”	3.5	(b)

“payment default”	6.1	(a)(6)(a)

“Paying Agent”	2.3

“Payment Blockage Period”	10.3

“Permanent Regulation S Global Note”	2.1	(b)

“Private Placement Legend”	2.1	(d)

“protected purchaser”	2.10

“Registrar”	2.3

“Regulation S Global Note”	2.1	(b)

“Regulation S Legend”	2.1	(d)

Term	Defined in Section
“Regulation S Notes”	2.1	(b)

“Resale Restriction Termination Date”	2.6	(a)

“Restricted Payment”	3.3	(a)

“Restricted Securities”	2.1	(a)

“Rule 144A Global Note”	2.1	(b)

“Rule 144A Notes”	2.1	(b)

“Special Interest Payment Date”	2.14	(a)

“Special Record Date”	2.14	(a)

“Successor Company”	4.1	(a)

“Temporary Regulation S Global Note”	2.1	(b)

SECTION 1.3. Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Securities.

“indenture security holder” means a Securityholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company, any Subsidiary Guarantors and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule under the TIA have the meanings assigned to them by such definitions.

SECTION 1.4. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(7) the principal amount of any Disqualified Stock or Preferred Stock shall be (i) the maximum liquidation value of such Disqualified Stock or Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Disqualified Stock or Preferred Stock, whichever is greater;

(8) all amounts expressed in this Indenture or in any of the Securities in terms of money refer to the lawful currency of the United States of America;

(9) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.;

(10) unless otherwise specified, references in this Indenture to any Article or Section are references to such Article or Section hereof and, unless otherwise specified, references in any Article Section or definition to any clause are references to such clause of such Article, Section or definition; and

(11) references to sections or rules under the Securities Act, the Exchange Act and the TIA shall be deemed to include substitute, replacement and successor sections or rules adopted by the SEC from time to time, except as expressly provided otherwise in this Indenture.

ARTICLE II

THE SECURITIES

SECTION 2.1. Form, Dating and Terms.

(a) The aggregate principal amount of Securities that may be authenticated and delivered under this Indenture is unlimited. The Initial Securities issued and to be authenticated by the Trustee upon the execution of this Indenture on the date hereof will be in an aggregate principal amount of $152,000,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Securities and Exchange Securities.

Furthermore, Securities may be authenticated and delivered upon registration or transfer, or in lieu of, other Securities pursuant to Section 2.6, 2.10, 2.12, 5.8 or 9.5 or in connection with a Change of Control Offer pursuant to Section 3.10 or an Asset Disposition Offer under Section 3.5.

The Initial Securities shall be known and designated as “10 3/4% Senior Subordinated Notes, Series A, due 2015” of the Company. Additional Securities issued as securities bearing one of the restrictive legends described under Section 2.1(d) (“Restricted Securities”) shall be known and designated as “10 3/4% Senior Subordinated Notes, Series A, due 2015” of the Company. Additional Securities issued other than as Restricted Securities shall be known and designated as “10 3/4% Senior Subordinated Notes, Series B, due 2015” of the Company, and Exchange Securities shall be known and designated as “10 3/4% Senior Subordinated Notes, Series B, due 2015” of the Company.

With respect to any Additional Securities, the Company shall set forth in (a) a Board Resolution of the Company and (b) (i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, the following information:

(1) the aggregate principal amount of such Additional Securities to be authenticated and delivered pursuant to this Indenture which may be in an unlimited aggregate principal amount;

(2) the issue price and the issue date of such Additional Securities, including the date from which interest shall accrue; and

(3) whether such Additional Securities shall be Restricted Securities issued in the form of Exhibit A hereto and/or shall be issued in the form of Exhibit B hereto.

The Initial Securities, the Additional Securities and the Exchange Securities shall be considered collectively as a single class (regardless of any Series designation) for all purposes of this Indenture. Holders of the Initial Securities, the Additional Securities and the Exchange Securities will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Securities, the Additional Securities or the Exchange Securities shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

If any of the terms of any Additional Securities are established by action taken pursuant to a Board Resolution of the Company, a copy of an appropriate record of such action shall be delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Securities.

(b) The Initial Securities are being offered and sold by the Company pursuant to a Purchase Agreement, dated January 28, 2005, among the Company and the Initial Purchasers. The Initial Securities and any Additional Securities (if issued as Restricted Securities) (the “Additional Restricted Securities”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Securities and Additional Restricted Securities may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs in accordance with Rule 501 of the Securities Act, in each case, in accordance with the procedure described herein. Additional Securities offered after the Issue Date may be offered and sold by the Company from time to time pursuant to one or more purchase agreements which shall specify the terms under which such Additional Securities will be sold in accordance with applicable law.

Initial Securities and Additional Restricted Securities offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Security, without interest coupons, substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth under Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the Rule 144A Global Note or in the records of the Trustee, as custodian for DTC or its nominee, as the case may be, in accordance with the terms of this Indenture.

Initial Securities and Additional Securities offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S and subject to the Restricted Period shall initially be issued in the form of a temporary global Security (the “Temporary Regulation S Global Note”), without interest coupons. Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global Security, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period upon delivery of the certification contemplated by Section 2.7. Simultaneously with the authentication of the Permanent Regulation S Global Note, the Trustee shall cancel the Temporary Regulation S Global Note. Each Regulation S Global Note will be deposited upon issuance with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. During the Restricted Period, interests in the Temporary Regulation S Global Note may only be transferred to Non-U.S. Persons pursuant to Regulation S unless exchanged for interests in a Global Note in accordance with this Indenture.

The Regulation S Global Note may be represented by more than one certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the Regulation S Global Note or in the records of the Trustee, as custodian for DTC or its nominee, as the case may be, in accordance with the terms of this Indenture.

Initial Securities and Additional Securities resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Security, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor

Global Note may be represented by more than one certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the Institutional Accredited Investor Global Note or in the records of the Trustee, as custodian for DTC or its nominee, as the case may be, in accordance with the terms of this Indenture.

Exchange Securities exchanged for interests in the Rule 144A Notes, the Regulation S Notes and the Institutional Accredited Investor Notes will be issued in the form of a permanent global Security, without interest coupons, substantially in the form of Exhibit B, which is hereby incorporated by reference and made a part of this Indenture, deposited with the Trustee as hereinafter provided, including the appropriate legend set forth in Section 2.1(d)(C) (the “Exchange Global Note”). The Exchange Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Exchange Global Note may be represented by more than one certificate. The aggregate principal amount of the Exchange Global Note may from time to time be increased or decreased by adjustments made on the Exchange Global Note or in the records of the Trustee, as custodian for DTC or its nominee, as the case may be, in accordance with instructions given by the Holder thereof as required by Section 2.6.

The Rule 144A Global Note, the Regulation S Global Note, the Institutional Accredited Investor Global Note and the Exchange Global Note are sometimes collectively herein referred to as the “Global Securities.”

The Securities may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and Exhibit B and under Section 2.1(d). The Company and the Trustee shall approve the forms of the Securities and any notation, endorsement or legend on them. Each Security shall be dated the date of its authentication. The terms of the Securities set forth in Exhibit A and Exhibit B are part of the terms of this Indenture and, to the extent applicable, the Company and the Trustee by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

The Securities shall be issuable only in fully-registered form, without interest coupons, and only in denominations of $1,000 and an integral multiple thereof.

(c) Payment. The principal of, premium, if any, and interest on the Securities shall be payable at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, State of New York, or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3. At the option of the Company, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Securities Register or (ii) wire transfer to an account located in the United States maintained by the payee. Payments in respect of Securities represented by a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Securities represented by Definitive Securities (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Securities represented by Definitive Securities will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

(d) Restrictive Legends. Unless and until (i) an Initial Security or Additional Restricted Security is sold under an effective registration statement pursuant to the Registration Rights Agreement or a similar agreement, or (ii) as provided in Section 2.6(c),

(A) the Rule 144A Global Note and the Institutional Accredited Investor Global Note shall (x) be subject to the restrictions on transfer set forth in Section 2.6 (including those set forth in the legend below) and (y) bear the following legend (the “Private Placement Legend”) on the face thereof:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH

ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

(B) the Regulation S Global Note shall (x) be subject to the restrictions on transfer set forth in Section 2.6 (including those set forth in the legend below) and (y) bear the following legend (the “Regulation S Legend”) on the face thereof:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH

ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(C) Each Global Security, whether or not an Initial Security, shall bear the following legend on the face thereof:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

(e) Book-Entry Provisions.

(i) This Section 2.1(e) shall apply only to Global Securities deposited with the Trustee, as custodian for DTC.

(ii) Each Global Security initially shall (x) be registered in the name of DTC or Cede & Co., as the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear legends as set forth in Section 2.1(d)(C).

(iii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Security, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder in any Global Security.

(iv) In connection with any transfer of a portion of the beneficial interest in a Global Security pursuant to subsection (f) of this Section 2.1 to beneficial owners who are required to hold Definitive Securities, the Securities Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Security in an amount equal to the principal amount of the beneficial interest in the Global Security to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Securities of like tenor and amount.

(v) In connection with the transfer of an entire Global Security to beneficial owners pursuant to subsection (f) of this Section 2.1, such Global Security shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations.

(vi) The registered Holder of a Global Security may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

(vii) Any Holder of a Global Security shall, by acceptance of such Global Security, agree that transfers of beneficial interests in such Global Security may be effected only through a book-entry system maintained by (a) the Holder of such Global Security (or its agent) or (b) any Holder of a beneficial interest in such Global Security, and that ownership of a beneficial interest in such Global Security shall be required to be reflected in a book entry.

(f) Definitive Securities. (i) Except as provided below, owners of beneficial interests in Global Securities will not be entitled to receive Definitive Securities. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Securities in exchange for their beneficial interests in a Global Security upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Security if (A) DTC notifies the Company at any time that it is unwilling or unable to continue as depositary for such Global Security or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice or, (B) the Company in its sole discretion, subject to the applicable rules and regulations of DTC, executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Security shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC. In the event of the occurrence of any of the events specified in clause (A), (B) or (C) of the preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Securities in fully registered form without interest coupons.

(ii) Any Definitive Security delivered in exchange for an interest in a Global Security pursuant to Section 2.1(e)(iv) or (v) shall, except as otherwise provided by Section 2.6(c), bear the applicable legend regarding transfer restrictions applicable to the Definitive Security set forth in Section 2.1(d).

(iii) In connection with the exchange of a portion of a Definitive Security for a beneficial interest in a Global Security, the Trustee shall cancel such Definitive Security, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Security representing the principal amount not so transferred.

SECTION 2.2. Execution and Authentication. One Officer shall sign the Securities for the Company by manual or facsimile signature. If an Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid until an authorized signatory of the Trustee manually authenticates the Security. The signature of the Trustee on a Security shall be conclusive evidence that such Security has been duly and validly authenticated and issued under this Indenture. A Security shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Securities for original issue on the Issue Date in an aggregate principal amount of $152,000,000, (2) subject to the terms of this Indenture, Additional Securities for original issue in an unlimited principal amount and (3) Exchange Securities for issue only in a Registered Exchange Offer or upon resale under an effective Shelf Registration Statement, and only in exchange for Initial Securities or Additional Securities of an equal principal amount, in each case upon a written order of the Company signed by one Officer of the Company (the “Company Order”). Such Company Order shall specify whether the Securities will be in the form of Definitive Securities or Global Securities, the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated and whether the Securities are to be Initial Securities, Additional Securities or Exchange Securities.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Securities. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Company, pursuant to Article IV, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Securities authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Securities executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Securities surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the successor Person, shall authenticate and make available for delivery Securities as specified in such order for the purpose of such exchange. If Securities shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Securities, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Securities at the time outstanding for Securities authenticated and delivered in such new name.

SECTION 2.3. Registrar and Paying Agent. The Company shall maintain an office or agency where Securities may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Securities may be presented for payment (the “Paying Agent”). The Company shall cause each of the Registrar and the Paying Agent to maintain an office or agency in New York, New York. The Registrar shall keep a register of the Securities and of their transfer and exchange (the “Securities Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Company or any of the Company’s Wholly-Owned Subsidiaries organized in the United States may act as Paying Agent, Registrar or transfer agent.

The Company initially appoints the Trustee as Registrar and Paying Agent for the Securities. The Company may remove any Registrar or Paying Agent without notice to any Securityholder upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

SECTION 2.4. Paying Agent to Hold Money in Trust. By no later than 12:00 noon (New York City time) on the date on which any principal of, premium, if any, or interest on any Security is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, if any, or interest when due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Securityholders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Securities (whether such assets have been distributed to it by the Company or other obligors on the Securities) and shall notify the Trustee in writing of any default by the Company or any Subsidiary Guarantor in making any such payment. If any Subsidiary Guarantor of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company or a Subsidiary Guarantor of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Securities.

SECTION 2.5. Securityholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Securityholders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Company, on its own behalf and on behalf of each of the Subsidiary Guarantors, if any, shall furnish or cause the Registrar to furnish to the Trustee, at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Securityholders and the Company and the Subsidiary Guarantors shall otherwise comply with TIA § 312(a).

SECTION 2.6. Transfer and Exchange.

(a) The following provisions shall apply with respect to any proposed transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is two years after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Securities (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(i) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Security, that it is purchasing the Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Section 2.8 from the proposed transferee and, if requested by the Company or the Trustee, the receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to each of them; and

(iii) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Section 2.9 from the proposed transferor and, if requested by the Company or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them.

After the Resale Restriction Termination Date, interests in a Rule 144A Note or an Institutional Accredited Investor Note may be transferred in accordance with applicable law without requiring the certifications set forth under Section 2.8 or 2.9 or any additional certification.

(b) The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(i) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Security, that it is purchasing the Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Section 2.8 from the proposed transferee and, if requested by the Company or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and

(iii) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Section 2.9 hereof from the proposed transferor and, if requested by the Company or the Trustee, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to each of them.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certifications set forth under Section 2.8 or 2.9 or any additional certification.

(c) Restricted Securities Legend. Upon the transfer, exchange or replacement of Securities not bearing a Restricted Securities Legend, the Registrar shall deliver Securities that do not bear a Restricted Securities Legend. Upon the transfer, exchange or replacement of Securities bearing a Restricted Securities Legend, the Registrar shall deliver only Securities that bear a Restricted Securities Legend unless, (i) Initial Securities are being exchanged for Exchange Securities in a Registered Exchange Offer in which case the Exchange Securities shall not bear a Restricted Securities Legend, (ii) an Initial Security is being transferred pursuant to the Shelf Registration Statement or other effective registration statement or (iii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Securities sold in a registered offering shall not be required to bear the Restricted Securities Legend.

(d) The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(e) Obligations with Respect to Transfers and Exchanges of Securities.

(i) To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute, and the Trustee shall authenticate, Definitive Securities and Global Securities at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax, assessment, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Section 9.5).

(iii) The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Security for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem Securities and ending at the close of business on the day of such mailing.

(iv) Prior to the due presentation for registration of transfer of any Security, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of, premium, if any, and interest on such Security and for all other purposes whatsoever, including without limitation the transfer or exchange of such Security, whether or not such Security is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) Any Definitive Security delivered in exchange for an interest in a Global Security pursuant to Section 2.1(e) shall, except as otherwise provided by Section 2.6(c), bear the applicable legend regarding transfer restrictions applicable to the Definitive Security set forth under Section 2.1(d).

(vi) All Securities issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Securities surrendered upon such transfer or exchange.

(f) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Securities (or other security or property) under or with respect to such Securities. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Securities shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Security). The rights of beneficial owners in any Global Security shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among DTC participants, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.7. Form of Certificate to be Delivered upon Termination of Restricted Period.

[Date]

The Bank of New York

101 Barclay Street

8th Floor West

New York, New York 10286

Attention: Corporate Trust Administration

Re:	LFS-Merger Sub, Inc.
10¾% Senior Subordinated Notes, Series A, due 2015

Ladies and Gentlemen:

This certificate relates to Securities represented by a temporary global note (the “Temporary Regulation S Global Note”). Pursuant to Section 2.1 of the Indenture dated as of February 4, 2005, as supplemented (the “Indenture”), relating to the 10¾% Senior Subordinated Notes, Series A, due 2015 (the “Securities”), of LFS-Merger Sub, Inc. (the “Company”), we hereby certify that the persons who are the beneficial owners of $[            ] principal amount of Securities represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Securities could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended. Accordingly, you are hereby requested to issue a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Securities represented by the Temporary Regulation S Global Note, all in the manner provided by the Indenture.

The Trustee and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

TRANSFEROR:

BY:

SECTION 2.8. Form of Certificate to be Delivered in Connection with Transfers to IAIs.

[Date]

The Bank of New York

101 Barclay Street

8th Floor West

New York, New York 10286

Attention: Corporate Trust Administration

Re:	LFS-Merger Sub, Inc.
10¾% Senior Subordinated Notes, Series A, due 2015

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $                     principal amount of the 10¾% Senior Subordinated Notes, Series A, due 2015 (the “Securities”) of LFS-Merger Sub, Inc. (the “Company”).

Upon transfer, the Securities would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Securities, and we are acquiring the Securities not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Securities and we invest in or purchase securities similar to the Securities in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2. We understand that the Securities have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Securities to offer, sell or otherwise transfer such Securities prior to the date that is two years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Securities (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Securities of $250,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Securities is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and The Bank of New York, as Trustee (the “Trustee”), which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Securities pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

The Trustee and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

TRANSFEREE:

BY:

cc: The Company

SECTION 2.9. Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

The Bank of New York

101 Barclay Street

8th Floor West

New York, New York 10286

Attention: Corporate Trust Administration

Re:	LFS-Merger Sub, Inc.
10¾% Senior Subordinated Notes, Series A, due 2015

Ladies and Gentlemen:

In connection with our proposed sale of $                     aggregate principal amount of the 10¾% Senior Subordinated Notes, Series A, due 2015 (the “Securities”) of LFS-Merger Sub, Inc. (the “Company”), we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Securities was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2) or Rule 904(b)(1), as the case may be.

The Bank of New York, as Trustee, and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

cc: The Company

SECTION 2.10. Mutilated, Destroyed, Lost or Stolen Securities. If a mutilated Security is surrendered to the Registrar or if the Holder of a Security reports to the Registrar that the Security has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Security if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Securityholder (a) notifies the Company or the Trustee within a reasonable time after such Securityholder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Security being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Security is replaced, and, in the absence of notice to the Company, any Subsidiary Guarantor or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall execute and, upon receipt of a Company Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, a new Security of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Security has become or is to become due and payable within 15 days, the Company in its discretion may, instead of issuing a new Security, pay such Security.

Upon the issuance of any new Security under this Section 2.10, the Company may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Every new Security issued pursuant to this Section 2.10 in lieu of any mutilated, destroyed, lost or stolen Security shall constitute an additional obligation of the Company, any Subsidiary Guarantor (if applicable) and any other obligor upon the Securities, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Securities duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

SECTION 2.11. Outstanding Securities. Securities outstanding at any time are all Securities authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Security does not cease to be outstanding in the event either of the Company or an Affiliate of the Company holds the Security, provided, however, that (i) for purposes of determining whether Securities are outstanding for consent or voting purposes hereunder, the provisions of Section 13.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Securities are present at a meeting of Holders of Securities for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Securities which a Trust Officer of the Trustee actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.

If a destroyed, lost or stolen Security is replaced pursuant to Section 2.10, it ceases to be outstanding and interest on it ceases to accrue unless the Trustee and the Company receive proof satisfactory to them that the replaced Security is held by a protected purchaser. A mutilated Security ceases to be outstanding upon surrender of such Security and replacement pursuant to Section 2.10.

If the principal amount of any Security is considered paid under Section 3.1, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company or a Subsidiary of the Company) segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Securities (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Securityholders on that date pursuant to the terms of this Indenture, then on and after that date such Securities (or portions thereof) shall be deemed to be no longer outstanding and interest on them ceases to accrue.

SECTION 2.12. Temporary Securities. In the event that Definitive Securities are to be issued under the terms of this Indenture, until such Definitive Securities are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Securities. Temporary Securities shall be substantially in the form, and shall carry all rights, of Definitive Securities but may have variations that the Company considers appropriate for temporary Securities. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Securities. After the preparation of Definitive Securities, the temporary Securities shall be exchangeable for Definitive Securities upon surrender of the temporary Securities at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities, the Company shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Securities representing an equal principal amount of Securities. Until so exchanged, the Holder of temporary Securities shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Securities.

SECTION 2.13. Cancellation. The Company at any time may deliver Securities to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Securities surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Securities in accordance with its internal policies and customary procedures and shall deliver canceled Securities to the Company pursuant to written direction by an Officer of the Company. If the Company or any Subsidiary Guarantor acquires any of the Securities, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Securities unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13. The Company may not issue new Securities to replace Securities it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Securities, transferred, redeemed, repurchased or canceled, such Global Security shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for Definitive Securities, transferred in exchange for an interest in another Global Security, redeemed, repurchased or canceled, the principal amount of Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Security) with respect to such Global Security, by the Trustee or the Securities Custodian, to reflect such reduction.

SECTION 2.14. Payment of Interest; Defaulted Interest. Interest on any Security which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Security (or one or more predecessor Securities) is registered at the close of business on the regular Interest Record Date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.

Any interest on any Security which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular Interest Record Date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Securities (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Securities (or their respective predecessor Securities) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Security and the date (not less than 30 days after such notice is received by the Trustee) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date, and in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for under Section 13.2, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Securities (or their respective predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each Security delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security.

SECTION 2.15. Computation of Interest. Interest on the Securities shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.16. CUSIP, Common Code and ISIN Numbers. The Company in issuing the Securities may use “CUSIP,” “Common Code” or “ISIN” numbers and, if so, the Trustee shall use “CUSIP,” “Common Code” or “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code or ISIN number. The Company shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code or ISIN number.

ARTICLE III

COVENANTS

SECTION 3.1. Payment of Securities. The Company shall promptly pay the principal of, premium, if any, and interest on the Securities on the dates and in the manner provided in the Securities and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Company or any Subsidiary of the Company) holds in accordance with this Indenture immediately available funds sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Securityholders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Securities, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

The Company and any Subsidiary Guarantors will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Securities, the Securities Guarantees, this Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Securities or any Securities Guarantees, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of the United States, the jurisdiction of incorporation of any successor of the Company or any Subsidiary Guarantor or any jurisdiction in which a paying agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Securities, the Securities Guarantees or any other such document or instrument following the occurrence of any

Event of Default with respect to the Securities. The Company or the Subsidiary Guarantors, if any, will agree to indemnify the Holders for any such taxes paid by such Holders.

Notwithstanding anything to the contrary contained in this Indenture, the Company or any Subsidiary Guarantor may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal, premium or interest payments hereunder.

SECTION 3.2. Limitation on Indebtedness. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof:

(1)	the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at (a) least 2.00 to 1.00, if such Indebtedness is Incurred on or prior to the second anniversary of the Issue Date and (b) 2.25 to 1.00, if such Indebtedness is Incurred thereafter; and

(2)	no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

(b) The provisions of Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness:

(1)	Indebtedness of the Company or any Restricted Subsidiary Incurred pursuant to a Credit Facility together with the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate amount up to $190.0 million less the aggregate principal amount of all prepayments of principal thereof permanently reducing the commitments thereunder with the proceeds from Asset Dispositions and Guarantees of the Company or any Restricted Subsidiary in respect of such Indebtedness Incurred pursuant to a Credit Facility;

(2)	Guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred in accordance with the provisions hereof; provided that in the event such Indebtedness that is being Guaranteed is (a) Senior Subordinated Indebtedness or Guarantor Senior Subordinated Indebtedness, then the related Guarantee shall rank equally in right of payment to the Securities or the Securities Guarantee, as applicable or (b) a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Securities or the Securities Guarantee, as applicable;

(3)	Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(i)	if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations with respect to the Securities;

(ii)	if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Securities Guarantee of such Subsidiary Guarantor; and

(iii)	(x)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity); and

(y)	any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity)

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be.

(4)	Indebtedness represented by (a) the Securities issued on the Issue Date and the Securities Guarantees in respect thereof and the Exchange Securities and the Securities Guarantees of the Exchange Securities issued in a Registered Exchange Offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (5), (7), (8) and (9) of this Section 3.2(b)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) (other than the Existing Securities) or Incurred pursuant to Section 3.2(a);

(5)	Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and which Indebtedness substantially corresponds in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of this Indenture;

(6)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings, conditional sale obligations, obligations under title retention agreements or purchase money obligations with respect to assets (whether through the direct acquisition of such assets or the acquisition of Capital Stock of any Person solely owning such assets so financed), in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used or useful in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $15.0 million or (b) 2.5% of Consolidated Total Assets;

(7)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and similar arrangements issued in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, or self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(8)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or a Restricted Subsidiary or Capital Stock of a Restricted Subsidiary in accordance with the terms hereof, provided that, in case of a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition, provided further that, in the case of an acquisition, the maximum aggregate liability in respect of such Indebtedness relating to any acquisition or a series of related acquisitions shall at no time exceed 10% of the aggregate purchase price paid by the Company and its Restricted Subsidiaries in connection with such acquisition or series of related acquisitions;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(10)	Indebtedness arising in connection with endorsement of interests for deposit in the ordinary course of business; and

(11)	in addition to the items referred to in clauses (1) through (10) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed $20.0 million at any time outstanding; provided that any such Indebtedness Incurred under this clause (11) shall be Incurred as Subordinated Obligations or Guarantor Subordinated Obligations if at the time of such Incurrence the Leverage Ratio is greater than 4.5 to 1.0.

(c) The Company will not consent to the Incurrence of any Indebtedness by any OD PC (other than Indebtedness owed to the Company or any Restricted Subsidiary or Incurred pursuant to clauses (7), (8), (9) and (10) of Section 3.2(b)) unless (i) a Restricted Subsidiary would be able to Incur such Indebtedness pursuant to clause (11) of Section 3.2(b) and (ii) the Leverage Ratio is equal to or less than 4.5 to 1.0.

(d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1)	subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 3.2(a) and 3.2(b), the Company, in its sole discretion, may classify such item of Indebtedness on the date of Incurrence, and from time to time may reclassify such Indebtedness in any manner that complies with this Section 3.2, and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2)	all Indebtedness outstanding on the Issue Date under the Senior Secured Credit Agreement shall be deemed initially Incurred on the Issue Date under clause (1) of Section 3.2(b) and not Section 3.2(a) or clause (4) of Section 3.2(b);

(3)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)	if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of Section 3.2(b) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)	Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness; and

(7)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(e) Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, in the case of any other Indebtedness.

(f) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Company shall be in Default of this Section 3.2).

(g) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. Subject to the first sentence of this paragraph, the principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 3.3. Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay (without duplication) any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(i)	dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock); and

(ii)	dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);

(2)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness of the Company or a Restricted Subsidiary permitted under Section 3.2(b)(3) or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default or Leverage Event shall have occurred and be continuing (or would result therefrom); or

(b)	the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of (without duplication):

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter commencing immediately prior to the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate amount of Net Cash Proceeds and the Fair Market Value of Related Business Assets received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or from capital contributions subsequent to the Closing Date (other than (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (y) Excluded Contributions or (z) the Net Cash Proceeds received by the Company from the issue or sale of Capital Stock to Permitted Holders to the extent used to redeem Securities pursuant to the provisions of the Paragraph 5(c) of the form of the Securities);

(iii)	100% of the amount by which Indebtedness of the Company or its Restricted Subsidiaries held by a Person other than a Restricted Subsidiary is reduced on the Company’s balance sheet upon the conversion or exchange of such Indebtedness for, or satisfaction of such Indebtedness with, Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company or its Restricted Subsidiaries upon such conversion, exchange or satisfaction); and

(iv)	100% of the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A)	repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale or other transfer of such Restricted Investment to a Person other than the Company or a Restricted Subsidiary, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary; or

(B)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in clause (i) above.

(b)	The provisions of Section 3.3(a) will not prohibit:

(1)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than

Capital Stock issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of Section 3.3(a);

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to Section 3.2 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or a Restricted Subsidiary that, in each case, is permitted to be Incurred pursuant to Section 3.2 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4)	so long as no Default or Event of Default or Leverage Event has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under Section 3.5; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

(5)	dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(6)	so long as no Default or Event of Default or Leverage Event has occurred and is continuing, the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock of the Company or any Restricted Subsidiary or Holdings held by any existing, future or former directors, employees or management of, or consultants to, the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $1.0 million in the aggregate during any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years up to a maximum amount available for use under this clause (6) of $2.0 million in any calendar year; provided, however, that such amount may be increased by an amount not to exceed (A) the amount of Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of Holdings, in each case to existing, future or former directors, employees or management of, or consultants to, the Company or any Subsidiary of the Company, in each case to the extent not otherwise applied to make Restricted Payments and (B) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Closing Date less (C) the amount of any Restricted Payments previously made pursuant to subclause (A) and (B) of this clause; provided further, that the amount of any such repurchase, redemption, acquisition, cancellation or retirement will be included in subsequent calculations of the amount of Restricted Payments (except to the extent such Restricted Payments are made with the proceeds of “key man” life insurance);

(7)	so long as no Default or Event of Default or Leverage Event has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary issued in accordance with the terms hereof to the extent such dividends are included in the definition of “Consolidated Interest Expense;” provided that the payment of such dividends will be excluded from the calculation of Restricted Payments;

(8)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof and payments of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Company; provided, however, that such repurchases and payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(9)	cash dividends or loans to Holdings in amounts equal to:

(a)	the amounts required for Holdings to pay any Federal, state or local income taxes to the extent that such income taxes are directly attributable to the income of the Company and its Restricted Subsidiaries;

(b)	the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence; and

(c)	an amount not to exceed $1.0 million ($2.0 million after the consummation of a public Equity Offering by Holdings of its Common

Stock) in any fiscal year to permit Holdings to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both Holdings and the Company, provided, that such dividends or loans will be excluded from subsequent calculations of the amount of Restricted Payments;

(10)	any payments made in connection with the Merger Agreement (including any payments made by the Company to Holdings); provided, however, that such amounts will be excluded in the calculation of the amount of Restricted Payments;

(11)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 3.10 or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 3.5; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in Section 3.5 or 3.10, as applicable, with respect to the Securities and has completed the repurchase or redemption of all Securities validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided further that any such purchase, repurchase, redemption, defeasance or other acquisition will be excluded from subsequent calculations of the amount of Restricted Payments;

(12)	payments or distributions required by a final determination of a court of competent jurisdiction to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company that complies with the provisions of Article IV and repurchases, redemptions, acquisitions, cancellations and other retirements for a nominal value per right of any rights granted pursuant to any shareholders’ rights plan of the Company (i.e., a “poison pill”); provided that such payments, distributions, repurchases, redemptions, acquisitions, cancellations and other retirements will be included in subsequent calculations of the amount of Restricted Payments;

(13)	so long as no Default or Event of Default or Leverage Event has occurred and is continuing, the distribution, as a dividend or otherwise, of a Restricted Investment (including the Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, any Unrestricted Subsidiary) or any Investment made with a previously-existing Restricted Investment; provided that such Restricted Investment was included in the calculation of the amount of Restricted Payments; provided further that such distribution will be excluded from subsequent calculations of the amount of Restricted Payments except to the extent any increases in the value of such Restricted Investment was included in Consolidated Net Income, in which case such increases shall be included in subsequent calculations of the amount of Restricted Payments; and

(14)	so long as no Default or Event of Default or Leverage Event has occurred and is continuing, additional Restricted Payments in an amount not to exceed $5.0 million outstanding at any time under this clause (14) after giving effect to the receipt by the Company or any Restricted Subsidiary of the proceeds from any repurchase, redemption, sale, repayment or distribution with respect to any Restricted Investment previously made pursuant to this clause (14); provided that such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments.

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount. Not later than the date of making any Restricted Payment pursuant to Section 3.3(a), the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 3.3 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture; provided, however, that the Company shall not be required to deliver such an Officers’ Certificate in connection with a Restricted Payment if it shall have previously delivered an Officers’ Certificate pursuant to this sentence subsequent to the date of the most recent quarterly (or annual, in the case of the fourth quarter) financial statements of the Company, and such Restricted Payment would be permitted within the calculations set forth in such previously delivered Officers’ Certificate.

SECTION 3.4. Limitation on Restrictions on Distributions from Restricted Subsidiaries. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock, or any restrictions related thereto, shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	transfer any of its property or assets to the Company or any Restricted Subsidiary.

(b)	The preceding provisions will not prohibit:

(1)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, this Indenture, the Securities, the Securities Guarantees, the Exchange Securities, the Securities Guarantees in respect of the Exchange Securities and the Senior Secured Credit Agreement (or related documents) in effect on such date;

(2)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(3)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Capital Stock or Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this Section 3.4(b) or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this Section 3.4(b) or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are not materially more restrictive, taken as a whole, to the Holders of the Securities (as determined in good faith by the Board of Directors of the Company) than the encumbrances and restrictions contained in such agreements referred to in clauses (1) or (2) of this Section 3.4(b) on the Closing Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

(4)	in the case of clause (3) of Section 3.4(a), any encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(b)	contained in mortgages, pledges or other security agreements permitted under this Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(c)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(5)	any encumbrance or restriction pursuant to (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 3.4(a) on the property purchased or leased;

(6)	any encumbrance or restriction pursuant to any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction;

(7)	any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)	any customary provisions in joint venture agreements (including partnership agreements and limited liability company organizational and governance documents) relating to joint ventures and other similar agreements entered into in the ordinary course of business;

(9)	encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred by Subsidiary Guarantors in accordance with Section 3.2 that are not materially more restrictive, taken as a whole (as determined in good faith by the Board of Directors of the Company), than those applicable to the Subsidiary Guarantors in either this Indenture or the Senior Secured Credit Agreement on the Issue Date;

(10)	encumbrances or restrictions contained in indentures or other debt instruments or debt arrangements Incurred by Restricted Subsidiaries subsequent to the Issue Date pursuant to clause (11) of Section 3.2(b); provided that after giving effect to such Incurrence of Indebtedness, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 3.2(a);

(11)	restrictions on cash or other deposits or net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(12)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

SECTION 3.5. Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Additional Assets; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(a)	to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness or Guarantor Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligation of a Subsidiary Guarantor) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

(b)	to the extent permitted under the terms of any Senior Indebtedness and Guarantor Senior Indebtedness, to the extent of the balance of such Net Available Cash that is not applied in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(b) Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in Section 3.5(a) will be deemed to constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $10.0 million, or such earlier date, if any, as the Company determines not to apply the Excess Proceeds as set forth in clause (3) of Section 3.5(a), the Company will be required to make an offer (an “Asset Disposition Offer”) to all

Holders of Securities and to the extent required by the terms of other Senior Subordinated Indebtedness, to all holders of other Senior Subordinated Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Senior Subordinated Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Securities and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Securities and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in Article V or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Securities and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose, subject to other covenants contained in this Indenture. If the aggregate principal amount of Securities surrendered by Holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Securities and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Securities and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(c) The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Securities and Pari Passu Notes required to be purchased pursuant to this Section 3.5 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Securities and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

(d) If the Asset Disposition Purchase Date is on or after an Interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Security is registered at the close of business on such Interest Record Date, and no additional interest will be payable to Holders who tender Securities pursuant to the Asset Disposition Offer.

(e) On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Securities and Pari Passu Notes or portions of Securities and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Securities and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company will deliver to the Trustee an Officers’ Certificate stating that such Securities or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.5 and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Securities or holder or lender of Pari Passu

Notes, as the case may be, an amount equal to the purchase price of the Securities or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Security, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Security to such Holder, in a principal amount equal to any unpurchased portion of the Security surrendered; provided that each such new Security will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Security not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

(f)	For the purposes of this Section 3.5, the following will be deemed to be cash:

(1)	the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(a) of Section 3.4(a)); and

(2)	securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash, Cash Equivalents or Additional Assets within 90 days of the related Asset Disposition.

(g) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.5, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

SECTION 3.6. Limitation on Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the Issue Date or acquired thereafter, which Lien is securing any Senior Subordinated Indebtedness, Subordinated Obligations, Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due hereunder and the Securities or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Securities Guarantee of such Restricted Subsidiary, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

SECTION 3.7. Limitation on Layering. The Company will not Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is a Subordinated Obligation. No Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in right of payment to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is a Subordinated Obligation of such Subsidiary Guarantor. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens arising or created in respect thereof or Guarantees of third parties or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 3.8. Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)	the terms of such Affiliate Transaction are no less favorable, taken as a whole, to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $5.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $15.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(b)	The provisions of Section 3.8(a) will not apply to:

(1)	any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to Section 3.3, any Permitted Investments (other than those Investments described under clauses (1), (2) or (10) of the definition of Permitted Investment), and any transactions specifically excluded from the definition of Restricted Payment;

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;

(3)	loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries but in any event not to exceed $3.0 million in the aggregate outstanding (without giving effect to the forgiveness of any such loan) at any one time with respect to all loans or advances made since the Issue Date provided, however, that the Company and its Subsidiaries shall comply in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that would be applicable to an issuer with debt securities registered under the Securities Act relating to such loans;

(4)	any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 3.2;

(5)	the payment of reasonable and customary fees or compensation paid to, and indemnity provided on behalf of, directors, officers, employees or consultants of the Company, Holdings or any Restricted Subsidiary;

(6)	the existing of, and the performance of, obligations of the Company or any of its Restricted Subsidiaries under the terms of the Designated Agreements; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are, taken as a whole, not materially more disadvantageous to the Holders of the Securities than the terms of the agreements in effect on the Issue Date (as determined in good faith by the disinterested members of the Board of Directors of the Company); provided further that no payments may be made by the Company or any of its Restricted Subsidiaries prior to August 15, 2006, in respect of annual management fees payable under the Advisory Agreements (other than such fees paid on the Closing Date) as described in the Offering Memorandum; provided further that prior to February 15, 2007, the Company and its Restricted Subsidiaries shall not pay annual management fees under the Advisory Agreements during any 12-month period in excess of the lesser of (a) $1.0 million and (b) 1.0% of Consolidated EBITDA (excluding amounts otherwise added to Consolidated EBITDA pursuant to clause (6) of the definition of Consolidated EBITDA) for the most recently completed four fiscal quarter period for which financial statements are in existence; provided further that on or after February 15, 2007, the Company and its Restricted Subsidiaries shall not pay annual management fees under the Advisory Agreements during any 12-month period in excess of the lesser of (a) $2.0 million and (b) 2.0% of Consolidated EBITDA (excluding amounts otherwise added to Consolidated Net Income in calculating Consolidated EBITDA pursuant to clause (6) of the definition of Consolidated EBITDA) for the most recently completed four fiscal quarter period for which financial statements are in existence;

(7)	transactions with affiliated suppliers or other purchasers or distributors for the sale or purchase of goods in the ordinary course of business and otherwise in accordance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the good faith determination of the disinterested members of the Board of Directors of the Company and are on terms at least as favorable as might reasonably have been obtained from an unaffiliated party;

(8)	sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(9)	the issuance of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting and performance of registration and other customary rights in connection therewith; and

(10)	transactions with a Person that is an Affiliate of the Company, other than a Subsidiary of the Company, solely due to the fact that the Company owns, directly or through a Restricted Subsidiary, Capital Stock in, or controls, such Person; provided, however, that no other Affiliate of the Company, other than a Restricted Subsidiary, owns, directly or indirectly, any Capital Stock in such Person.

SECTION 3.9. Limitation on Sale of Capital Stock of Restricted Subsidiaries. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:

(1)	to the Company or a Wholly-Owned Subsidiary (other than a Receivables Entity); or

(2)	in compliance with Section 3.5; provided, that if immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer be a Restricted Subsidiary, then such issuance or sale shall be deemed to be an Investment equal to the Fair Market Value of the remaining Voting Stock of such Person held by the Company and its Restricted Subsidiaries (after giving effect to such issuance or sale) and such Investment would have been permitted to be made under Section 3.3 as if made on the date of such issuance or sale.

(b) Notwithstanding Section 3.9(a), the Company may sell all the Voting Stock of a Restricted Subsidiary as long as the Company complies with the terms of Section 3.5.

SECTION 3.10. Change of Control. (a) If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Securities pursuant to Paragraph 5 of the form of the Securities, each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount of the Securities, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

(b) No later than 30 days following any Change of Control, the Company will mail a notice (a “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating:

(1)	that a Change of Control has occurred or will occur and that such Holder has the right to require the Company to purchase such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount of such Securities, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on an Interest Record Date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)	the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Securities repurchased.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Securities or portions of Securities (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Securities so accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of Securities being purchased by the Company.

(d) The Paying Agent will promptly mail to each Holder of Securities so tendered the Change of Control Payment for such Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered, if any; provided that each such new Security will be in a principal amount of $1,000 or an integral multiple thereof.

(e) If the Change of Control Payment Date is on or after an Interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Security is registered at the close of business on such Interest Record Date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

(f) Prior to purchasing any Securities pursuant to a Change of Control Offer (i) all Senior Indebtedness must be repaid in full, or the Company must offer to repay all Senior Indebtedness and make payment to the Holders that accept such offer and obtain waivers of any event of default from the remaining holders of such Senior Indebtedness or (ii) the requisite holders of each issue of Senior Indebtedness shall have consented to such Change of Control Offer being made. The Company shall effect such repayment or obtain such consent within 30 days following any Change of Control.

(g) The Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer or (ii) notice of redemption has been given pursuant to Paragraph 5 of the form of the Securities.

(h) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section 3.10. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations hereunder by virtue of the conflict.

(i) A Change of Control Offer may be made in advance of a Change of Control, conditioned upon the Change of Control occurring, so long as (i) a definitive agreement has been executed, performance of which would give rise to a Change of Control, at the time of making the Change of Control Offer and (ii) the Change of Control Payment Date occurs not less that 10 days after the date of the Change of Control.

SECTION 3.11. SEC Reports. (a) Whether or not required by the SEC, so long as any Securities or Exchange Securities are outstanding, the Company will furnish to the Trustee on behalf of, and upon request make available to, the Holders of Securities and post on its website, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) within the time periods that would be applicable to the Company if it were subject to Section 13(a) or 15(d) of the Exchange Act:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports.

(b) Following effectiveness of the registration statement with respect to the exchange or resale of the Initial Securities pursuant to the Registration Rights Agreement, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) of Section 3.11(a) with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing).

(c) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries or has any other entities which are consolidated for financial statement purposes, but is not a Restricted Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall, to the extent required by Regulation S-X of the Securities Act, include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements of the Company.

(d) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on Officers’ Certificates).

SECTION 3.12. Initial and Future Subsidiary Guarantors. (a) Upon consummation of the Acquisition and the resulting assumption by ECCA of all of the obligations of the Company hereunder, the Company shall cause each of its Subsidiaries on the Closing Date to execute and deliver to the Trustee a supplemental indenture on such date in the form of Exhibit C, pursuant to which such Subsidiaries will Guarantee, on a joint and several basis, the Securities pursuant to the terms of Article XI and Article XII.

(b) After the Closing Date, if at any time the aggregate amount of all assets held by all Restricted Subsidiaries (other than Foreign Subsidiaries), including without limitation newly created or acquired Restricted Subsidiaries, that are not Subsidiary Guarantors exceeds $3.0 million, then the Company will cause such Restricted Subsidiary or such Restricted Subsidiaries (other than Foreign Subsidiaries) that are not Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary Guarantor or Subsidiary Guarantors will unconditionally Guarantee, on a joint and several basis, the Securities pursuant to the terms of Article XI and Article XII, such that the remaining Restricted Subsidiaries (other than Foreign Subsidiaries) that are not Subsidiary Guarantors will hold an aggregate amount of assets less than $3.0 million.

(c) Each Subsidiary Guarantor will be released from its Securities Guarantee in accordance with Article XI.

SECTION 3.13. Maintenance of Office or Agency. (a) The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where the Securities may be presented or surrendered for payment, where, if applicable, the Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served. The Corporate Trust Office of the Trustee shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Agent of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Company shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.14. Limitation on Lines of Business. The Company shall not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business, except to the extent that it would not be material to the Company and its Restricted Subsidiaries taken as a whole.

SECTION 3.15. Corporate Existence. Except as otherwise provided in Article III, Article IV and Section 11.2(b), the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each Subsidiary Guarantor, if any, in accordance with their respective organizational documents (as the same may be amended from time to time) and the rights (charter and statutory) licenses and franchises of the Company and each such Subsidiary Guarantor; provided, however, that the Company shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Subsidiary Guarantor if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders; provided, further, that the foregoing shall not prohibit a sale, transfer, or conveyance of a Restricted Subsidiary or any of its assets in compliance with the terms of this Indenture.

SECTION 3.16. Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or upon the income, profits or property of the Company or any Restricted Subsidiary and (ii) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a material liability or lien upon the property of the Company or any Restricted Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate actions and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), are being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous to the Holders.

SECTION 3.17. Payments for Consent. Neither the Company nor any of its Restricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder of any Securities for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Securities unless such consideration is offered to be paid or is paid to all Holders of the Securities that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

SECTION 3.18. Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during the previous fiscal year. The Company also shall comply with Section 3.20 and TIA § 314(a)(4).

SECTION 3.19. Further Instruments and Acts. Upon request of the Trustee as necessary to comply with any future developments or requirements, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture with respect to such future developments or requirements.

SECTION 3.20. Statement by Officers as to Default. The Company shall deliver to the Trustee, as soon as possible and in any event within 30 days after any Officer becomes aware of the occurrence of any Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Company are taking or propose to take with respect thereto.

SECTION 3.21. Activities of the Company Prior to the Closing of the Transactions. Prior to the consummation of the Transactions contemplated by the Merger Agreement, the Company shall not engage in any activity or enter into any transaction or agreement (including making any Restricted Payment, incurring any Indebtedness or issuing any Preferred Stock, incurring any Liens except in favor of the Holders of the Securities, entering into any merger, consolidation or sale of all or substantially all of its assets, or engaging in any transaction with its Affiliates) except to the extent necessary to effectuate the Transactions substantially in accordance with the description of the Transactions set forth in the Offering Memorandum.

ARTICLE IV

SUCCESSOR COMPANY

SECTION 4.1. Merger and Consolidation of the Company. (a) The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities, this Indenture and (other than in the case of the Acquisition) the Registration Rights Agreement;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a);

(4)	each Subsidiary Guarantor, if any, (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Securities Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Securities and its obligations under the Registration Rights Agreement, after the execution thereof, shall continue to be in effect; and

(5)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Notwithstanding the foregoing, the Company shall not be required to comply with Section 4.1(a)(3) in connection with the consummation of the Acquisition.

(b) For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, and, except in the case of a lease of all or substantially all its assets, the predecessor Company will be released from all of the obligations under this Indenture.

(d) Notwithstanding Sections 4.1(a)(2) and 4.1(a)(3), (x) any Restricted Subsidiary (other than a Receivables Entity) may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with Section 4.1(a)(5).

SECTION 4.2. Merger and Consolidation of the Subsidiary Guarantors. The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than the Company or another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) unless:

(1)	(a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Securities Guarantee; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; or

(2)	the transaction is made in compliance with Section 3.5.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1. Redemption. The Securities may be redeemed, as a whole or from time to time in part, subject to the conditions and at the redemption prices specified in Paragraph 5 of the form of Securities set forth in Exhibit A and Exhibit B hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest, if any, to the Redemption Date.

SECTION 5.2. Applicability of Article. Redemption of Securities at the election of the Company or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article V.

SECTION 5.3. Election to Redeem; Notice to Trustee. The election of the Company to redeem any Securities pursuant to Section 5.1 shall be evidenced by a Board Resolution or, to the extent authorized by the Company’ Board of Directors, an Officers’ Certificate of the Company, in each case setting forth the Section of this Indenture or the Paragraph of the form of the Securities pursuant to which the redemption shall occur, the Redemption Date, the principal amount of Securities to be redeemed and the Redemption Price. In case of any redemption at the election of the Company, the Company shall, upon not later than the earlier of the date that is 32 days prior to the Redemption Date fixed by the Company or the date on which notice is given to the Holders (except as provided under Section 5.5 or Section 5.9 or unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount of Securities to be redeemed and shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Securities to be redeemed pursuant to Section 5.4. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

SECTION 5.4. Selection by Trustee of Securities to Be Redeemed. If less than all the Securities are to be redeemed at any time pursuant to an optional redemption, the particular Securities to be redeemed shall be selected by the Trustee, from the outstanding Securities not previously called for redemption, in compliance with the requirements of the principal national securities exchange, if any, on which such Securities are listed, or, if such Securities are not so listed, on a pro rata basis among the classes of Securities, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate (and in such manner as complies with applicable legal requirements) and which may provide for the selection for redemption of portions of the principal of the Securities; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Security not redeemed to less than $1,000.

The Trustee shall promptly notify the Company in writing of the Securities selected for redemption and, in the case of any Securities selected for partial redemption, the method it has chosen for the selection of Securities and the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Securities shall relate, in the case of any Security redeemed or to be redeemed only in part, to the portion of the principal amount of such Security which has been or is to be redeemed.

SECTION 5.5. Notice of Redemption. Except as provided in Section 5.9, notice of redemption shall be given in the manner provided for under Section 13.2 not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed.

At the Company’s request, the Trustee shall give notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall deliver to the Trustee, at least 32 days prior to the Redemption Date, an Officers’ Certificate requesting that the Trustee give such notice at the Company’s expense and the form of notice that shall include the following items.

All notices of redemption shall state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest to the Redemption Date payable as provided under Section 5.7, if any;

(3) if less than all outstanding Securities are to be redeemed, the identification of the particular Securities (or portion thereof) to be redeemed, as well as the aggregate principal amount of Securities to be redeemed and the aggregate principal amount of Securities to be outstanding after such partial redemption;

(4) in case any Security is to be redeemed in part only, the notice which relates to such Security shall state that on and after the Redemption Date, upon surrender of such Security, the Holder will receive, without charge, a new Security or Securities of authorized denominations for the principal amount thereof remaining unredeemed;

(5) that on the Redemption Date the Redemption Price (and accrued interest, if any, to the Redemption Date payable as provided under Section 5.7) will become due and payable upon each such Security, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Securities called for redemption (or the portion thereof) will cease to accrue on and after said date;

(6) the place or places where such Securities are to be surrendered for payment of the Redemption Price and accrued interest, if any;

(7) the name and address of the Paying Agent;

(8) that Securities called for redemption must be surrendered to the Paying Agent to collect the Redemption Price (and accrued interest, if any);

(9) the CUSIP, Common Code and ISIN numbers, if applicable, and that no representation is made as to the accuracy or correctness of the CUSIP, Common Code and ISIN numbers, if applicable, if any, listed in such notice or printed on the Securities; and

(10) the Paragraph of the Securities or the Section of this Indenture pursuant to which the Securities are to be redeemed.

SECTION 5.6. Deposit of Redemption Price. On or prior to 12:00 noon, New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (other than the Company or any Subsidiary of the Company if it is acting as its own Paying Agent) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Securities which are to be redeemed on that date, other than Securities or portions of Securities called for redemption that are beneficially owned by the Company and have been delivered by the Company to the Trustee for cancellation.

SECTION 5.7. Securities Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Securities or portions of Securities so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified (together with accrued interest, if any, to the Redemption Date), and on and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Securities shall cease to bear interest and the only right of the Holders thereof will be to receive payment of the Redemption Price and, subject to the next sentence, unpaid interest on such Securities to the Redemption Date. Upon surrender of any such Security for redemption in accordance with said notice, such Security shall be paid by the Company at the Redemption Price, together with accrued interest, if any, to the Redemption Date (subject to the rights of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

If any Security called for redemption shall not be so paid upon surrender thereof for redemption, the unpaid principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Securities.

SECTION 5.8. Securities Redeemed in Part. Any Security which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 3.13 (with, if the Company or the Trustee so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Security at the expense of the Company, a new Security or Securities, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Security so surrendered, provided, that each such new Security will be in a principal amount of $1,000 or integral multiple thereof.

SECTION 5.9. Mandatory Special Redemption. In the event that the Acquisition is not consummated on or prior to April 1, 2005, or if the Merger Agreement is terminated prior to such time, the Company shall redeem (the “Special Redemption”) the Securities, in whole but not in part, on or prior to April 5, 2005, at a redemption price (the “Special Redemption Price”) in cash equal to 98.495% of the principal amount of the Securities, plus accrued and unpaid interest, from, and including, the Issue Date to, but excluding, the Special Redemption Date. The “Special Redemption Date” means the earlier of the date specified by the Company in an Officers’ Certificate delivered in accordance with Section 7(b) of the Escrow Agreement and April 5, 2005. In the case of a Special Redemption, the Company shall, not later than by 11:00 a.m. New York time (or such other time of day acceptable to the Trustee which will permit it to give the notice referred to in the last paragraph of Section 5.5) at least two Business Days prior to the Special Redemption Date, deliver an Officers’ Certificate to the Trustee setting forth (i) that a Special Redemption will occur, (ii) the Special Redemption

Date, (iv) the Special Redemption Price, and (v) the other information specified in Section 5.5. The Trustee shall deliver to each Holder a written notice (specifying the information set forth in such Officer’s Certificate) of the Special Redemption at least two Business Days prior to the Special Redemption Date. In connection with such Special Redemption, the Company shall comply with the provisions of Sections 5.6 and 5.7.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default. (a) Each of the following is an Event of Default:

(1)	default in any payment of interest on any Security when due, continued for 30 consecutive days, whether or not such payment is prohibited by the provisions of Article X and Article XII;

(2)	default in the payment of principal of or premium, if any, on any Security when due at its Stated Maturity, upon redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions of Article X and Article XII;

(3)	failure by the Company or any Subsidiary Guarantor to comply with its obligations under Article IV;

(4)	failure by the Company to comply for 30 days after notice with any of its obligations under Article III (in each case, other than a failure to purchase Securities which will constitute an Event of Default under clause (2) of this Section 6.1(a) and other than a failure to comply with its obligations under Article IV which will constitute an Event of Default under clause (3) of this Section 6.1(a));

(5)	failure by the Company to comply for 60 days after notice with its other agreements contained in this Indenture;

(6)	default under any indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a)	is caused by a failure to pay principal at Stated Maturity of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7)	(a) the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)	commences a voluntary case or proceeding;

(ii)	consents to the entry of judgment, decree or order for relief against it in an involuntary case or proceeding;

(iii)	consents to the appointment of a Custodian of it or for any substantial part of its property;

(iv)	makes a general assignment for the benefit of its creditors;

(v)	consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;

(vi)	takes any corporate action to authorize or effect any of the foregoing; or

(vii)	takes any comparable action under any foreign laws relating to insolvency; or

(b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)	is for relief in an involuntary case against the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

(ii)	appoints a Custodian for all or substantially all of the property of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(iii)	orders the winding up or liquidation of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; and

(iv)	in each case the order, decree or relief remains unstayed and in effect for 60 days;

(8)	failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million (net of any amounts covered by insurance with, or other indemnification provided by, a reputable and creditworthy insurance company or other reputable and creditworthy indemnitor), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(9)	any Securities Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Securities Guarantee.

(b) A Default under clause (4) or (5) of Section 6.1(a) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities notify the Company of the Default, which notice shall specify that it is a notice of Default, and the Company does not cure such Default within the time specified in clause (4) or (5) of Section 6.1(a) after receipt of such notice.

(c) The occurrence of the events specified in Section 6.1(a) shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

SECTION 6.2. Acceleration. (a) If an Event of Default (other than an Event of Default described in clause (7) of Section 6.1(a)) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Securities by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Securities to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately; provided, however, that so long as any Indebtedness permitted by the provisions of this Indenture to be Incurred under the Senior Secured Credit Agreement shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Senior Secured Credit Agreement or (y) five Business Days after the giving of the acceleration notice to the Company and the administrative agent under the Senior Secured Credit Agreement of such acceleration.

(b) In the event of a declaration of acceleration of the Securities because an Event of Default pursuant to clause (6) of Section 6.1(a) has occurred and is continuing, the declaration of acceleration of the Securities shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) of Section 6.1(a) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Securities would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal of, premium, if any, or interest on the Securities that became due solely because of the acceleration of the Securities, have been cured or waived.

If an Event of Default described in clause (7) of Section 6.1(a) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may, and at the direction of the Holders of at least a majority in aggregate principal amount of the outstanding Securities shall, pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Securityholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4. Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Securities by notice to the Trustee may (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities), an existing Default or Event of Default and its consequences, except a Default or Event of Default in the payment of the principal of, premium, if any, or interest on a Security, and (b) rescind any such acceleration with respect to the Securities and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Securities that have become due solely by such declaration of acceleration, have been cured or waived. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right (except to the extent expressly set forth therein).

SECTION 6.5. Control by Majority. The Holders of a majority in principal amount of the outstanding Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Securityholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.6. Limitation on Suits. Subject to the provisions of this Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Securities unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Securities shall have made a written request to the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Securities have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Securityholder may not use this Indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over another Securityholder.

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any

Holder to receive payment of principal of, premium, if any, or interest on the Securities held by such Holder, on or after the respective due dates expressed in the Securities, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for under Section 7.7.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Securityholders allowed in any judicial proceedings relative to the Company, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.7;

SECOND: to Securityholders for amounts due and unpaid on the Securities for principal of, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal, premium, if any, and interest, respectively; and

THIRD: to the Company or the Subsidiary Guarantors, as their interest may appear or as a court of competent jurisdiction may direct.

The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Securityholders pursuant to this Section 6.11.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Securities.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of Section 7.1(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1 and to the provisions of the TIA.

(h) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(i) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it, in its sole discretion, against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.2. Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance under covenants or other obligations of the Company.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, unless the Trustee’s conduct constitutes willful misconduct or negligence.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Securities shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(h) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer of the Trustee.

(i) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may request, and in the absence of bad faith or willful misconduct on its part, rely upon an Officers’ Certificate and an Opinion of Counsel.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person specified as so authorized in any such certificate previously delivered and not superceded.

SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company, any Subsidiary Guarantors or their Affiliates with the same rights it would have if it were not Trustee. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest, as defined in TIA § 310(b), the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.

SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Securities, shall not be accountable for the Company’s use of the proceeds from the sale of the Securities, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture and shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Securities or in the Securities other than the Trustee’s certificate of authentication.

SECTION 7.5. Notice of Defaults. If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Security, the Trustee may withhold notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders.

SECTION 7.6. Reports by Trustee to Holders. As promptly as practicable after each January 15 following the date of this Indenture beginning January 15, 2006, and in any event prior to March 15 in each year, the Trustee shall mail to each Securityholder a brief report dated as of such mail date that complies with TIA § 313(a) if and to the extent required thereby. The Trustee also shall comply with TIA § 313(b) and TIA § 313(c).

A copy of each report at the time of its mailing to Securityholders shall be mailed to the Company and filed with the SEC and each stock exchange (if any) on which the Securities are listed. The Company agrees to notify promptly the Trustee whenever the Securities become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with TIA § 313(d).

SECTION 7.7. Compensation and Indemnity. The Company and each Subsidiary Guarantor, if any, shall be joint and severally liable for paying to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company and each Subsidiary Guarantor, if any, shall be joint and severally liable for reimbursing the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Securityholders and reasonable fees and expenses of counsel retained by the Trustee, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents and counsel. The Company and each Subsidiary Guarantor (if any), jointly and severally, shall indemnify the Trustee against any and all loss, liability, damages, claims or expense (including reasonable counsel’s fees and expenses) incurred by it without negligence, bad faith or willful misconduct on its part in connection with the administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and of defending itself against any claims (whether asserted by any Securityholder, the Company or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company or any Subsidiary Guarantor of its obligations hereunder. The Company shall defend the claim and the Trustee shall provide reasonable cooperation at the Company’s expense in the defense. The Trustee may have separate counsel and the Company and the Subsidiary Guarantors, if any, shall pay the fees and expenses of such counsel, provided that the Company shall not be required to pay such fees and expenses if they assume the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Company and the Trustee in connection with such defense. Notwithstanding the foregoing, the Company and the Subsidiary Guarantors, if any, need not reimburse any expense or indemnify against any loss, liability or expense which is finally determined by a court of competent jurisdiction to have been incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

To secure the Company’s and the Subsidiary Guarantors’ payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of, premium, if any, and interest on particular Securities. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Company or the Subsidiary Guarantors (if any).

The Company’s and the Subsidiary Guarantors’ payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default or an Event of Default specified in clause (7) or clause (8) of Section 6.1(a) with respect to the Company, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8. Replacement of Trustee. (a) The Trustee may resign at any time by so notifying the Company in writing. The Holders of a majority in principal amount of the Securities may remove the Trustee by so notifying the removed Trustee in writing and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. The Company shall remove the Trustee if:

(1)	the Trustee fails to comply with Section 7.10;

(2)	the Trustee is adjudged bankrupt or insolvent;

(3)	a receiver or other public officer takes charge of the Trustee or its property; or

(4)	the Trustee otherwise becomes incapable of acting as trustee hereunder.

(b) If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Securities and such Holders do not reasonably promptly appoint a successor Trustee as described in Section 7.8(a), or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Securityholders. The retiring Trustee, upon payment of its charges hereunder, shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for under Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of outstanding Securities may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

(d) If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Securityholder, who has been a bona fide holder of a Security for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Securities shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Securities so authenticated; and in case at that time any of the Securities shall not have been authenticated, any successor to the Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Securities in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10. Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of TIA § 310 in every respect. The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11. Preferential Collection of Claims Against the Company. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

SECTION 7.12. Trustee’s Application for Instruction from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.13. Paying Agents. The Company shall cause each Paying Agent other than the Trustee to execute and deliver to it and the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 7.13:

(1) that it will hold all sums held by it as agent for the payment of principal of, premium, if any, or interest on, the Securities (whether such sums have been paid to it by the Company or by any obligor on the Securities) in trust for the benefit of Holders of the Securities or the Trustee;

(2) that it will at any time during the continuance of any Event of Default, upon written request from the Trustee, deliver to the Trustee all sums so held in trust by it together with a full accounting thereof; and

(3) that it will give the Trustee written notice within three Business Days of any failure of the Company (or by any obligor on the Securities) in the payment of any installment of the principal of, premium, if any, or interest on, the Securities when the same shall be due and payable.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.1. Discharge of Liability on Securities; Defeasance. (a) Subject to Section 8.1(c), when (x) the Company delivers to the Trustee all outstanding Securities (other than Securities replaced pursuant to Section 2.10 and Securities for whose payment money has been deposited in trust and thereafter repaid to the Company or discharged from such trust) for cancellation or (y) (i) all outstanding Securities not theretofore delivered for cancellation have become due and payable or will become due and payable at maturity within one year or have been called for redemption under arrangements satisfactory to the Trustee for the giving of notice of redemption pursuant to Article V hereof and the Company or any Subsidiary Guarantor irrevocably deposits or causes to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders money in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such Securities not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (ii) the Company or any Subsidiary Guarantor has paid or caused to be paid all other sums payable under this Indenture and the Securities; (iii) other than in connection with a redemption of Securities pursuant to Article V, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing); (iv) such deposit will not cause a default under the Credit Facility or any other instrument (other than this Indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound; and (v) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Securities at maturity or the Redemption Date, as the case may be, then upon demand of the Company (accompanied by an Officers’

Certificate and an Opinion of Counsel stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) this Indenture shall cease to be of further effect with respect to the Securities and the Trustee shall acknowledge satisfaction and discharge of this Indenture, at the cost and expense of the Company.

(b) Subject to Section 8.2, the Company and the Subsidiary Guarantors at any time may terminate (i) except as provided in Section 8.1(c), all their obligations under the Securities and this Indenture (“legal defeasance option”), and after giving effect to such legal defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default or (ii) their obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.14, 3.17, 3.21 and 4.1(a)(3), and the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants shall no longer constitute a Default or an Event of Default under Sections 6.1(a)(3) (only with respect to Section 4.1(a)(3)), 6.1(a)(4), 6.1(a)(5), 6.1(a)(6), 6.1(a)(7) (with respect only to Significant Subsidiaries), 6.1(a)(8) or 6.1(a)(9), and the events specified in such Sections shall no longer constitute an Event of Default (clause (ii) being referred to as the “covenant defeasance option”), but except as specified above, the remainder of this Indenture and the Securities shall be unaffected thereby. The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Securities may not be accelerated because of an Event of Default and the Securities Guarantees in effect at such time shall terminate. If the Company exercises its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified under Sections 6.1(a)(3) (only with respect to Section 4.1(a)(3)), 6.1(a)(4), 6.1(a)(5), 6.1(a)(6), 6.1(a)(7) (with respect only to Significant Subsidiaries), 6.1(a)(8) or 6.1(a)(9).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c) In the event of the Company exercises its rights under Section 8.1(a) or its legal defeasance option, the Company’s obligations under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.10, 2.11, 2.12, 2.13, 3.1, 3.13, 3.15, 3.16, 3.18, 3.19, 3.20, 6.7, 7.7 and 7.8 and in this Article VIII shall survive until the Securities have been paid in full. After the Securities have been paid in full, the Company’s obligations under Sections 7.7, 8.3, 8.4, 8.5 and 8.6 shall survive.

SECTION 8.2. Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(1)	the Company irrevocably deposits in trust with the Trustee for the benefit of the Holders money in U.S. dollars or U.S. Government Obligations or a combination thereof, the principal of and interest (without reinvestment)

on which will be sufficient, or a combination thereof sufficient, for the payment of principal of, premium, if any, and interest on the Securities to maturity or redemption, as the case may be;

(2)	the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Securities to maturity or redemption, as the case may be;

(3)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default specified in Section 6.1(a)(7) or Section 6.1(a)(8) are concerned, at any time in the period ending on the 91st day after such date of deposit;

(4)	such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiary Guarantors is a party or by which the Company or any of its Subsidiary Guarantors is bound;

(5)	the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (A) the Securities and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder of the Securities is an insider of the Company, after the 91st day following the deposit, the trust funds, will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(6)	the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(7)	in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) in the United States stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Securityholders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance had not occurred;

(8)	in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary assumptions and exclusions) in the United States to the effect that the Securityholders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

(9)	the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to either the legal defeasance or covenant defeasance, as the case may be, as contemplated by this Article VIII have been complied with.

SECTION 8.3. Application of Trust Money. The Trustee shall hold in trust all money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture and the Securities to the Holders of the Securities of all sums due in respect of the payment of principal of, premium, if any, and accrued interest on the Securities.

SECTION 8.4. Repayment to the Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money, U.S. Government Obligations or securities held by them upon payment of all the obligations under this Indenture.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal of, premium, if any, or interest on the Securities that remains unclaimed by the Holders thereof for two years, and, thereafter, Securityholders entitled to the money must look to the Company for payment as unsecured general creditors.

SECTION 8.5. Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations other than any such tax, fee or other charge that is for the account of the Holder of the Securities.

SECTION 8.6. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company and each Subsidiary Guarantor, if any, under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company or the Subsidiary Guarantors have made any payment of principal of, premium, if any, or interest on any Securities because of the reinstatement of its obligations, the Company or Subsidiary Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

The Trustee’s rights under this Article VIII shall survive termination of this Indenture.

ARTICLE IX

AMENDMENTS

SECTION 9.1. Without Consent of Holders. (a) Notwithstanding Section 9.2, the Company, the Trustee and, if such amendment amends the Securities Guarantees, the Subsidiary Guarantors may amend or supplement this Indenture, the Securities or any Securities Guarantees without notice to or consent of any Securityholder to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a Successor Company of the obligations of the Company under this Indenture or the assumption by a corporation, partnership, trust or limited liability company of the obligations of any Subsidiary Guarantor under this Indenture;

(3) provide for uncertificated Securities in addition to or in place of certificated Securities; provided, however, that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Securities are described under Section 163(f)(2)(B) of the Code;

(4) add Guarantees with respect to the Securities or release a Subsidiary Guarantor in accordance with the applicable provisions of this Indenture;

(5) secure the Securities;

(6) add to the covenants of the Company and the Restricted Subsidiaries for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiaries;

(7) make any change that in the good faith determination of the Board of Directors of the Company does not adversely affect the rights of any Holder;

(8) comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(9) provide for the issuance of Additional Securities or Exchange Securities, in accordance with the terms of the Indenture, in each case which shall have terms substantially identical in all respects to the Initial Securities or the Additional Securities, as the case may be (except that, in the case of Exchange Securities, the transfer restrictions contained in the Initial Securities or the Additional Securities, if any, shall be modified or eliminated, as appropriate), and which shall be treated, together with any outstanding Initial Securities or Additional Securities, as a single class of securities; or

(10) make any change in the subordination provisions of this Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a holder of Guarantor Senior Indebtedness (or any Representative thereof) under such subordination provisions.

However, no amendment may be made to the subordination provisions of this Indenture that adversely affects the rights of any holder of Senior Indebtedness or Guarantor Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness or Guarantor Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

(b) The Company and the Trustee, without notice to or consent of any Securityholder, may (x) release a Subsidiary Guarantor from its obligations under its Securities Guarantee or this Indenture in accordance with the applicable provisions of this Indenture or (y) provide for the appointment of a successor trustee; provided that the successor trustee be otherwise qualified and eligible to act as such under the terms of this Indenture.

After an amendment or supplement under this Section becomes effective, the Company shall mail to Securityholders a notice briefly describing such amendment or supplement. The failure to give such notice to all Securityholders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.

SECTION 9.2. With Consent of Holders. (a) The Company, the Trustee and if such amendment amends the Securities Guarantees, the Subsidiary Guarantors, may amend or supplement this Indenture, the Securities or any Securities Guarantee without notice to any Securityholder but with the consent of the Holders of a majority in principal amount of the Securities then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities). Any past default or compliance with any provision of this Indenture, the Securities or any Securities Guarantee (other than a Default or an Event of Default in the payment of the principal of, premium, if any, or interest on a Security (except in accordance with Section 6.4)) may be waived with the written consent of the Holders of a majority in principal amount of the Securities then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities). However, without the consent of each Securityholder affected, an amendment, supplement or waiver may not (with respect to any Securities held by a non-consenting Holder of Securities):

(1) reduce the amount of Securities whose Holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any Security;

(3) reduce the principal of or extend the Stated Maturity of any Security;

(4) reduce the premium payable upon the redemption of any Security or change the time (except those providing when notice of redemption is to be provided to Holders) at which any Security may or shall be redeemed as described under Article V or any similar provision, whether through an amendment or waiver of Article V, any definitions or otherwise;

(5) make any Security payable in money other than that stated in the Security;

(6) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Securities;

(7) make any change to the amendment provisions which require each Holder’s consent or to the waiver provisions;

(8) make any change to the provisions of Article X or Article XII that adversely affects the rights of any Holder of Securities; or

(9) modify any Securities Guarantees in any manner adverse to the Holders.

(b) The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Securities given in connection with a tender or exchange of such Holder’s Securities will not be rendered invalid by such tender or exchange.

(c) After an amendment or supplement under this Section becomes effective, the Company shall mail to Securityholders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all Securityholders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.

However, no amendment may be made to the subordination provisions of this Indenture that adversely affects the rights of any holder of Senior Indebtedness or Guarantor Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness or Guarantor Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

SECTION 9.3. Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Securities shall comply with the TIA as then in effect.

SECTION 9.4. Revocation and Effect of Consents and Waivers. (a) A consent to an amendment, supplement or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security. Any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective or prior to a date otherwise specified in any related documents pursuant to which such consent or waiver was solicited. After an amendment, supplement or waiver becomes effective (whether or not all provisions contained in such amendment, supplement or waiver are thereby operative), it shall bind every Securityholder unless it makes a change described in any of clauses (1) through (9) of Section 9.2, in which case the amendment, supplement, waiver or other action shall bind each Securityholder who has consented to it and every subsequent Securityholder that evidences the same Indebtedness as the consenting Holder’s Securities. An amendment, supplement or waiver shall become effective upon receipt by the Trustee of the requisite number of written consents under Section 9.1 or 9.2 as applicable.

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Securityholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding Section 9.4(a), those Persons who were Securityholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 120 days after such record date.

SECTION 9.5. Notation on or Exchange of Securities. If an amendment, supplement or waiver changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. The Trustee may place an appropriate notation on the Security regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determine, the Company in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

SECTION 9.6. Trustee To Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In signing such amendment, supplement or waiver the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to be provided with, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture. In the case of the execution of the supplemental indenture in connection with the Acquisition in the form attached hereto as Exhibit C, the Trustee shall also receive an Opinion of Counsel stating that such is the legal, valid and binding obligation of the Company and any Subsidiary Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.3).

ARTICLE X

SUBORDINATION

SECTION 10.1. Agreement To Subordinate. The Company agrees, and each Securityholder by accepting a Security agrees, that the Indebtedness evidenced by, and all other obligations in respect of, the Securities is subordinated in right of payment, to the extent and in the manner provided in this Article X, to the prior payment of all Senior Indebtedness and that the subordination is for the benefit of and enforceable by the holders of Senior Indebtedness. The Securities shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Securities in accordance with the provisions set forth herein. All provisions of this Article X shall be subject to Section 10.12.

SECTION 10.2. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Company to the creditors upon (i) a total or partial liquidation or a total or partial dissolution of the Company, (ii) a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to the Company or its properties, or (iii) an assignment for the benefit of creditors or marshalling of the Company’s assets or liabilities:

(1) holders of Senior Indebtedness shall be entitled to receive payment in full in cash or Cash Equivalents in respect of Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before Holders of Securities shall be entitled to receive any payment of principal of or interest on or other amounts with respect to the Securities from the Company (except, in each case, that Holders of Securities may receive and retain Permitted Junior Securities and payments made from any trust described in Article VIII); and

(2) until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which Securityholders would be entitled but for this Article X shall be made to holders of Senior Indebtedness, as their respective interests may appear, except, in each case, that Holders of the Securities may receive and retain Permitted Junior Securities and payments made from any trust described in Article VIII.

SECTION 10.3. Default on Senior Indebtedness. The Company shall not pay the principal of, premium, if any, or interest on or other payment obligations in respect of the Securities or make any deposit pursuant to Section 8.2 and may not otherwise repurchase, redeem or otherwise retire any Securities (collectively, “pay the Securities”) if (i) any Senior Indebtedness is not paid when due in cash or Cash Equivalents or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Senior Indebtedness has been paid in full in cash or Cash Equivalents; provided, however, that the Company may pay the Securities, without regard to the foregoing, if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of this sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) of the preceding sentence or a default resulting in acceleration described in clause (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Securities for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the Representative(s) of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions of the immediately preceding sentence, the Company may resume payments on the Securities after the end of such Payment Blockage Period (including any missed payments) unless the holders of such Designated Senior Indebtedness or the Representative(s) of such holders shall have accelerated the maturity of such Designated Senior Indebtedness. Not more than one Blockage Notice may be given, and not more than one Payment Blockage may occur, in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360 day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

SECTION 10.4. Acceleration of Payment of Securities. If payment of the Securities is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representatives) of the acceleration; provided, however, that the Company and the Trustee shall be obligated to notify such a Representative only if such Representative has delivered or caused to be delivered to the Company or the Trustee an address for service of such a notice (and the Company and the Trustee shall only be obligated to deliver the notice to the address so specified). If any Designated Senior Indebtedness is outstanding, the Company shall not pay the Securities until five Business Days after the holders or Representative of such Designated Senior Indebtedness receives notice of such acceleration and, after that five Business Day period, may pay the Securities, only if this Article X otherwise permits payment at that time.

SECTION 10.5. When Distribution Must Be Paid Over. If a distribution is made to Securityholders that because of this Article X should not have been made to them, the Securityholders who receive the distribution shall hold it in trust for holders of Senior Indebtedness and promptly pay it over to them as their respective interests may appear.

SECTION 10.6. Subrogation. After all Senior Indebtedness is paid in full and until the Securities are paid in full, Securityholders shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness. A distribution made under this Article X to holders of Senior Indebtedness which otherwise would have been made to Securityholders is not, as between the Company and Securityholders, a payment by the Company on such Senior Indebtedness.

SECTION 10.7. Relative Rights. This Article X defines the relative rights of Securityholders and holders of Senior Indebtedness. Nothing in this Indenture shall:

(1) impair, as between the Company and Securityholders, the obligation of the Company which is absolute and unconditional, to pay principal of, premium, if any, and interest on the Securities in accordance with their terms; or

(2) prevent the Trustee or any Securityholder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Indebtedness to receive distributions otherwise payable to Securityholders.

SECTION 10.8. Subordination May Not Be Impaired by Company. No right of any holder of Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Securities shall be impaired by any act or failure to act by the Company or by the failure of any of them to comply with this Indenture.

SECTION 10.9. Rights of Trustee and Paying Agent. Notwithstanding Section 10.3, the Trustee or Paying Agent may continue to make payments on the Securities and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives notice in writing satisfactory to it that payments may not be made under this Article X. The Company, the Registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness may give the notice; provided, however, that, if an issue of Senior Indebtedness has a Representative, only the Representative may give the notice.

The Trustee in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not Trustee. The Registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article X with respect to any Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Senior Indebtedness; and nothing in Article VII shall deprive the Trustee of any of its rights as such holder. Nothing in this Article X shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.7.

SECTION 10.10. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their Representative (if any).

SECTION 10.11. Article X Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment in respect of the Securities, by reason of any provision in this Article X, shall not be construed as preventing the occurrence of a Default or Event of Default. Nothing in this Article X shall have any effect on the right of the Securityholders or the Trustee to accelerate the maturity of the Securities.

SECTION 10.12. Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article VIII by the Trustee for the payment of principal of, premium, if any, and interest on the Securities shall not be subordinated to the prior payment of any Senior Indebtedness or subject to the restrictions set forth in this Article X, and none of the Securityholders shall be obligated to pay over any such amount to the Company, any holder of Senior Indebtedness, or any other creditor of the Company.

SECTION 10.13. Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article X, the Trustee and the Securityholders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 10.2 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Securityholders or (iii) upon the Representatives for the holders of Senior Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article X. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article X, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article X, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.1 and 7.2 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article X.

SECTION 10.14. Trustee To Effectuate Subordination. Each Securityholder by accepting a Security authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Securityholders and the holders of Senior Indebtedness as provided in this Article X and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 10.15. Trustee Not Fiduciary for Holders of Senior Indebtedness. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Securityholders or the Company or any other Person, money or assets to which any holders of Senior Indebtedness shall be entitled by virtue of this Article X or otherwise.

SECTION 10.16. Reliance by Holders of Senior Indebtedness on Subordination Provisions. Each Securityholder by accepting a Security acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Securities, to acquire, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

ARTICLE XI

SECURITIES GUARANTEE

On the Issue Date there will be no Subsidiary Guarantors, however this Article XI will apply to each Subsidiary Guarantor that becomes a Subsidiary Guarantor pursuant to Section 3.12 or otherwise pursuant to this Indenture.

SECTION 11.1. Securities Guarantee. Each Subsidiary Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder of the Securities and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Securities and all other monetary obligations of the Company under this Indenture (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Subsidiary Guarantor further agrees (to the extent permitted by law) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article XI notwithstanding any extension or renewal of any Subsidiary Guarantor Obligation.

Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guarantor Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Securities or the Guarantor Obligations.

Each Subsidiary Guarantor further agrees that its Securities Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

Except as set forth in Section 11.2, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantor Obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Subsidiary Guarantor, or (f) any change in the ownership of the Company; (g) by any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations, or (h) by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

Subject to the provisions of Section 3.12, each Subsidiary Guarantor agrees that its Securities Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Subsidiary Guarantor is released from its Securities Guarantee upon the merger or the sale of all the Capital Stock or assets of the Subsidiary Guarantor in compliance with Section 11.2. Each Subsidiary Guarantor further agrees that its Securities Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including, without limitation, interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Securities Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purposes of this Securities Guarantee.

Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section.

SECTION 11.2. Limitation on Liability; Termination, Release and Discharge. (a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Securities Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Securities Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Upon the sale or disposition of a Subsidiary Guarantor such that such Subsidiary Guarantor is no longer a Subsidiary of the Company (by merger, consolidation, the sale of its Capital Stock (in whole or in part) or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity), such Subsidiary Guarantor will be automatically released from all its obligations under this Indenture and its Securities Guarantee and the Registration Rights Agreement and such Securities Guarantee will terminate, if: (x) the sale or other disposition is in compliance with this Indenture, including Sections 3.5, 3.9 and 4.1 and (y) all the obligations of such Subsidiary Guarantor under the Credit Facility and any agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

(c) Each Subsidiary Guarantor shall be deemed released from all its obligations under this Indenture and the Registration Rights Agreement and such Securities Guarantee shall terminate upon the legal defeasance of the Securities pursuant to the provisions of Article VIII hereof.

(d) Each Subsidiary Guarantor shall be released from its obligations under this Indenture, its Securities Guarantee and the Registration Rights Agreement if the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of this Indenture.

SECTION 11.3. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that any Subsidiary Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Securities Guarantees, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against the Company, or any other Subsidiary Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 11.3 shall in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Holders and each Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

SECTION 11.4. No Subrogation. Notwithstanding any payment or payments made by each Subsidiary Guarantor hereunder, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Subsidiary Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

ARTICLE XII

SUBORDINATION OF SECURITIES GUARANTEES

SECTION 12.1. Agreement To Subordinate. Each Subsidiary Guarantor agrees, and each Securityholder by accepting a Security agrees, that the Indebtedness evidenced by, and all other obligations in respect of, the Securities Guarantees are subordinated in right of payment, to the extent and in the manner provided in this Article XII, to the prior payment of all Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor and that the subordination is for the benefit of and enforceable by the holders of Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor. The Securities Guarantees shall in all respects rank pari passu with all other Guarantor Senior Subordinated Indebtedness of the Subsidiary Guarantor and only Indebtedness of the Subsidiary Guarantor that is Guarantor Senior Indebtedness will rank senior to the Securities Guarantees in accordance with the provisions set forth herein. All provisions of this Article XII shall be subject to Section 12.12.

SECTION 12.2. Liquidation, Dissolution, Bankruptcy. In the event of (i) a total or partial liquidation or a total or partial dissolution of any Subsidiary Guarantor, (ii) a bankruptcy, reorganization, insolvency, receivership of or similar proceeding relating to any Subsidiary Guarantor or its properties, or (iii) an assignment for the benefit of creditors or marshalling of the Company’s assets and liabilities, then:

(1) holders of Guarantor Senior Indebtedness of such Subsidiary Guarantor shall be entitled to receive payment in full in cash or Cash Equivalents in respect of Guarantor Senior Indebtedness of such Subsidiary Guarantor (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Guarantor Senior Indebtedness, whether or not a claim for such interest would be allowed) before Holders of Securities shall be entitled to receive any payment or distribution of principal of or interest on or other amounts with respect to the Securities Guarantees from any Subsidiary Guarantor (except, in each case, that Holders of Securities may receive and retain Permitted Junior Securities and payments made from any trust described in Article VIII); and

(2) until the Guarantor Senior Indebtedness of such Subsidiary Guarantor is paid in full in cash or Cash Equivalents, any payment or distribution to which Securityholders would be entitled but for this Article XII shall be made to holders of Guarantor Senior Indebtedness of such Subsidiary Guarantor, as their respective interests may appear, except, in each case, that Holders of the Securities may receive and retain Permitted Junior Securities and payments made from any trust described in Article VIII.

SECTION 12.3. Default on Guarantor Senior Indebtedness. A Subsidiary Guarantor shall not pay the principal of, premium, if any, or interest on or other payment obligations in respect of the Securities Guarantees or make any deposit pursuant to Section 8.2 or repurchase, redeem or otherwise retire the Securities Guarantee (collectively, “pay the Securities”) if (i) any Senior Indebtedness or Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor is not paid when due in cash or Cash Equivalents or (ii) any other default on Senior Indebtedness or Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor occurs and the maturity of such Senior Indebtedness or Guarantor Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Senior Indebtedness or Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor has been paid in full in cash or Cash Equivalents; provided, however, that each Subsidiary Guarantor may pay the Securities, without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness or Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor with respect to which either of the events set forth in clause (i) or (ii) of the preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) of the preceding sentence or a default resulting in acceleration set forth in clause (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness or Designated Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, each Subsidiary Guarantor may not pay the Securities during the Payment Blockage Period (as defined under Section 10.3) commencing upon the receipt by the Trustee (with a copy to the Company and the Subsidiary Guarantor) of the Blockage Notice (as defined under Section 10.3) of such default from the Representative(s) of the holders of Designated Senior Indebtedness or Designated Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee, the Subsidiary Guarantor and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness or Designated Guarantor Senior Indebtedness has been repaid in full in cash or Cash Equivalents). Notwithstanding the provisions of the immediately preceding sentence, such Subsidiary Guarantor may resume payments on the Securities after the end of such Payment

Blockage Period (including any missed payments) unless the holders of such Designated Senior Indebtedness or Designated Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor or the Representative(s) of such holders shall have accelerated the maturity of such Designated Senior Indebtedness or such Designated Guarantor Senior Indebtedness. Not more than one Blockage Notice may be given, and not more than one Payment Blockage may occur, in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness or Designated Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor during such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness or the Designated Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness or the Designated Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

SECTION 12.4. Acceleration of Payment of Securities. If payment of the Securities is accelerated because of an Event of Default, each Subsidiary Guarantor and the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or Designated Guarantor Senior Indebtedness (or their Representatives) of the acceleration; provided, however, that the Company and the Trustee shall be obligated to notify such a Representative only if such Representative has delivered or caused to be delivered to the Company and the Trustee an address for service of such a notice (and the Company and the Trustee shall only be obligated to deliver the notice to the address so specified). If any Designated Senior Indebtedness or Designated Guarantor Senior Indebtedness is outstanding, each Subsidiary Guarantor shall not pay the Securities until five Business Days after the holders or Representative of such Designated Senior Indebtedness or Designated Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor receives notice of such acceleration and, after that five Business Day period, may pay the Securities, only if this Article XII otherwise permits payment at that time.

SECTION 12.5. When Distribution Must Be Paid Over. If a distribution is made to Securityholders that because of this Article XII should not have been made to them, the Securityholders who receive the distribution shall hold it in trust for holders of Guarantor Senior Indebtedness of the applicable Subsidiary Guarantor and promptly pay it over to them as their respective interests may appear.

SECTION 12.6. Subrogation. After all Guarantor Senior Indebtedness is paid in full and until the Securities are paid in full, Securityholders shall be subrogated to the rights of holders of Guarantor Senior Indebtedness to receive distributions applicable to Guarantor Senior Indebtedness. A distribution made under this Article XII to holders of Guarantor Senior Indebtedness which otherwise would have been made to Securityholders is not, as between the Company and Securityholders, a payment by the Company of Guarantor Senior Indebtedness.

SECTION 12.7. Relative Rights. This Article XII defines the relative rights of Securityholders and holders of Guarantor Senior Indebtedness. Nothing in this Indenture shall:

(1) impair, as between Subsidiary Guarantor and Securityholders, the obligation of each Subsidiary Guarantor which is absolute and unconditional, to guarantee the payment of principal of, premium, if any, and interest on the Securities in accordance with their terms; or

(2) prevent the Trustee or any Securityholder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Guarantor Senior Indebtedness to receive distributions otherwise payable to Securityholders.

SECTION 12.8. Subordination May Not Be Impaired by Company. No right of any holder of Guarantor Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Securities Guarantees shall be impaired by any act or failure to act by any Subsidiary Guarantor or by the failure of any of them to comply with this Indenture.

SECTION 12.9. Rights of Trustee and Paying Agent. Notwithstanding Section 12.3, the Trustee or Paying Agent may continue to make payments on the Securities and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives notice in writing satisfactory to it that payments may not be made under this Article XII. Each Subsidiary Guarantor, the Registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness may give the notice; provided, however, that, if an issue of Guarantor Senior Indebtedness has a Representative, only the Representative may give the notice.

The Trustee in its individual or any other capacity may hold Guarantor Senior Indebtedness with the same rights it would have if it were not Trustee. The Registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article XII with respect to any Guarantor Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Guarantor Senior Indebtedness; and nothing in Article VII shall deprive the Trustee of any of its rights as such holder. Nothing in this Article XII shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.7.

SECTION 12.10. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Guarantor Senior Indebtedness, the distribution may be made and the notice given to their Representative (if any).

SECTION 12.11. Article XII Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment in respect of the Securities and the Securities Guarantees (if any), by reason of any provision in this Article XII shall not be construed as preventing the occurrence of a Default or Event of Default. Nothing in this Article XII shall have any effect on the right of the Securityholders or the Trustee to accelerate the maturity of the Securities.

SECTION 12.12. Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article VIII by the Trustee for the payment of principal of, premium, if any, and interest on the Securities or the Securities Guarantees (if any) shall not be subordinated to the prior payment of any Guarantor Senior Indebtedness or subject to the restrictions set forth in this Article XII, and none of the Securityholders shall be obligated to pay over any such amount to the Company, any holder of Guarantor Senior Indebtedness, or any other creditor of such Subsidiary Guarantor.

SECTION 12.13. Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article XII, the Trustee and the Securityholders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 12.2 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Securityholders or (iii) upon the Representatives for the holders of Guarantor Senior Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Guarantor Senior Indebtedness and other Indebtedness of each Subsidiary Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XII. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Guarantor Senior Indebtedness to participate in any payment or distribution pursuant to this Article XII, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Guarantor Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article XII, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.1 and 7.2 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article XII.

SECTION 12.14. Trustee To Effectuate Subordination. Each Securityholder by accepting a Security authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Securityholders and the holders of Guarantor Senior Indebtedness as provided in this Article XII and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 12.15. Trustee Not Fiduciary for Holders of Guarantor Senior Indebtedness. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Guarantor Senior Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Securityholders or any Subsidiary Guarantor or any other Person, money or assets to which any holders of Guarantor Senior Indebtedness shall be entitled by virtue of this Article XII or otherwise.

SECTION 12.16. Reliance by Holders of Guarantor Senior Indebtedness on Subordination Provisions. Each Securityholder by accepting a Security acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Guarantor Senior Indebtedness, whether such Guarantor Senior Indebtedness was created or acquired before or after the issuance of the Securities, to acquire and continue to hold, or to continue to hold, such Guarantor Senior Indebtedness and such holder of Guarantor Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Guarantor Senior Indebtedness.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control. Each Subsidiary Guarantor in addition to performing its obligations under its Securities Guarantee shall perform such other obligations as may be imposed upon it with respect to this Indenture under the TIA.

SECTION 13.2. Notices. Any notice or communication shall be in writing and delivered in person, sent by facsimile, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company:

Moulin International U.S.

1840 Gateway Drive, Suite 200

San Mateo, California 94404

Fax: (650) 649-2238

Attention: Anthony DiChiara

with copies to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Fax: (212) 848-7879

Attention: Robert Evans, III, Esq.

if to the Trustee:

The Bank of New York

101 Barclay Street

8th Floor West

New York, New York 10286

Fax: (212) 815-5704/5707

Attention: Corporate Trust Administration

The Company or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Company or the Subsidiary Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

Any notice or communication mailed to a registered Securityholder shall be mailed to the Securityholder at the Securityholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

SECTION 13.3. Communication by Holders with other Holders. Securityholders may communicate pursuant to TIA § 312(b) with other Securityholders with respect to their rights under this Indenture or the Securities. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 13.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with.

SECTION 13.5. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 3.18) shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 13.6. When Securities Disregarded. In determining whether the Holders of the required aggregate principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company, any Subsidiary Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.

SECTION 13.7. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Securityholders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.8. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.9. GOVERNING LAW. THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE SECURITIES GUARANTEES.

SECTION 13.10. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or a Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or such Subsidiary Guarantor under the Securities, this Indenture or a Securities Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Securities by accepting a Security waives and releases all such liability to the extent permitted by applicable law. The waiver and release are part of the consideration for issuance of the Securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 13.11. Successors. All agreements of the Company and each Subsidiary Guarantor in this Indenture and the Securities shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 13.13. Qualification of Indenture. The Company shall qualify this Indenture under the TIA in accordance with the terms and conditions of the Registration Rights Agreement. The Trustee shall be entitled to receive from the Company any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

SECTION 13.14. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

LFS-MERGER SUB, INC.

By	/s/ Anthony DiChiara
Name:	Anthony DiChiara
Title:	President, Treasurer and Secretary

THE BANK OF NEW YORK,
as Trustee

By	/s/ Patricia Gallagher
Name:	Patricia Gallagher
Title:	Vice President

EXHIBIT A

[FORM OF FACE OF SERIES A NOTE]

[Applicable Restricted Securities Legend]

[Depository Legend, if applicable]

No.	Principal Amount $ , as revised by the Schedule of Increases and Decreases in Global Security attached hereto CUSIP NO. ISIN:

LFS-MERGER SUB, INC.*

10 3/4% Senior Subordinated Note, Series A, due 2015

LFS-Merger Sub, Inc., a Texas corporation (the “Company”), promises to pay to Cede & Co., or its registered assigns, the principal sum of [                    ] DOLLARS ($[                    ]), as revised by the Schedule of Increases and Decreases in Global Security attached hereto, on February 15, 2015.

Interest Payment Dates: February 15 and August 15, commencing on August 15, 2005.

Interest Record Dates: February 1 and August 1.

Additional provisions of this Security are set forth on the other side of this Security.

*	All references to “LFS-Merger Sub, Inc.” shall be changed to “Eye Care Centers of America, Inc.” following the consummation of the Acquisition.

LFS-MERGER SUB, INC.

10 3/4% Senior Subordinated Note, Series A, due 2015

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized officer.

LFS-MERGER SUB, INC.

By:
Name:
Title:

Date:                          , 20

LFS-MERGER SUB, INC.

10 3/4% Senior Subordinated Note, Series A, due 2015

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK

as Trustee, certifies

that this is one of

the Securities referred

to in the within-mentioned

Indenture.

By:
Authorized Signatory

Date:                          , 20

[FORM OF REVERSE SIDE OF SERIES A NOTE]

LFS-MERGER SUB, INC.

10 3/4% Senior Subordinated Note, Series A, due 2015

1. Interest

LFS-Merger Sub, Inc., a Texas corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above.

The Company will pay interest semi-annually on February 15 and August 15, commencing on August 15, 2005. Interest on the Securities will accrue from the most recent date to which interest has been paid on the Securities or, if no interest has been paid, from February 4, 2005. The Company shall pay interest on overdue principal, and on overdue premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Securities to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If an exchange offer (the “Exchange Offer”) registered under the Securities Act is not consummated or a shelf registration statement (the “Shelf Registration Statement”) under the Securities Act with respect to resales of the Securities, if required by the Registration Rights Agreement, is not declared effective by the SEC on or before the date that is 255 days after the Closing Date (the “Target Registration Date”) in accordance with the terms of the Registration Rights Agreement to be dated as of the Closing Date, among the Company and the Initial Purchasers, the annual interest rate borne by the Securities shall be increased from the rate shown above by (i) 0.25% per annum for the first 90-day period immediately following the Target Registration Date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the Exchange Offer is completed or the Shelf Registration Statement, if required, is declared effective by the SEC or the Securities become freely tradable under the Securities Act, up to a maximum of 1.00% per annum of additional interest. If the Company receives a request (a “Shelf Request”) from an Initial Purchaser requesting that a Shelf Registration Statement be filed due to an unsold allotment of Securities held by such Initial Purchaser, and the Shelf Registration Statement is not declared effective by the SEC by the later of (x) 210 days after the Closing Date and (y) 90 days after the delivery of such Shelf Request (the “Shelf Additional Interest Date”), the annual interest rate borne by the Securities shall be increased from the rate shown above by (i) 0.25% per annum for the first 90-day period immediately following the Shelf Additional Interest Date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period until the Shelf Registration Statement is declared effective, up to a maximum of 1.00% per annum of additional interest. The Holder of this Security will be entitled to the benefits of such Registration Rights Agreement.

2. Method of Payment

By no later than 12:00 noon (New York City time) on the date on which any principal of, premium, if any, or interest on any Security is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Company shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Securities at the close of business on the February 1 or August 1 next preceding the Interest Payment Date even if Securities are cancelled, repurchased or redeemed after the Interest Record Date and on or before the Interest Payment Date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Securities represented by a Global Security (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. The Company shall make all payments in respect of a Definitive Security (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, The Bank of New York (the “Trustee”) will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Securityholder. The Company or any of the domestically organized Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. Indenture

The Company issued the Securities under an Indenture dated as of February 4, 2005 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all terms and provisions of the Indenture, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

The Securities are general unsecured, senior subordinated obligations of the Company. The aggregate principal amount of securities that may be authenticated and delivered under the Indenture is unlimited. This Security is one of the 10¾% Senior Subordinated Notes, Series A, due 2015 referred to in the Indenture. The Securities include (i) $152,000,000 aggregate principal amount of the Company’s 10¾% Senior Subordinated Notes, Series A, due 2015 issued under the Indenture on February 4, 2005 (herein called “Initial Securities”), (ii) if and when issued, additional 10¾% Senior Subordinated Notes, Series A, due 2015 or 10 3/4% Senior Subordinated Notes, Series B, due 2015 of the Company that may be issued from time to time under the Indenture subsequent to February 4, 2005 (herein called “Additional Securities”) and (iii) if and when issued, the Company’s 10 3/4% Senior Subordinated Notes, Series B, due 2015 that may be issued from time to time under the Indenture in exchange for Initial Securities or Additional Securities in an offer registered under the Securities Act as provided in the Registration Rights Agreement (herein called “Exchange Securities”). The Initial Securities, Additional Securities and Exchange Securities are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets and subsidiary stock, the incurrence of certain liens, affiliate transactions, the sale of capital stock of restricted subsidiaries, the making of payments for consents, the entering into of agreements that restrict distributions from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Securities by certain subsidiaries.

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Securities and all other amounts payable by the Company under the Indenture and the Securities when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Subsidiary Guarantors, if any, will fully, unconditionally and irrevocably Guarantee (and future guarantors, together with the Subsidiary Guarantors, will fully, unconditionally and irrevocably Guarantee), jointly and severally, to each Holder of the Securities and the Trustee the Guarantor Obligations pursuant to Article XI of the Indenture on a senior subordinated basis.

5. Redemption

(a) At any time prior to February 15, 2010, the Company may redeem all or part of the Securities upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the Redemption Date, plus accrued and unpaid interest on the Securities, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

(b) On and after February 15, 2010, the Company may redeem all or, from time to time, a part of the Securities, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the Security, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period beginning on February 15 of the years indicated below:

Period	Percentage
2010	105.375%
2011	103.583%
2012	101.792%
2013 and thereafter	100.000%

(c) Prior to February 15, 2008, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Securities (after giving effect to any future issuance of Additional Securities) with the Net Cash Proceeds of one or more Equity Offerings at a Redemption Price of 110.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date); provided that at least 65% of the sum of (x) the original aggregate principal amount of the Initial Securities and (y) the aggregate principal amount of any Additional Securities issued subsequent to the Issue Date remains outstanding after each such redemption and the redemption occurs within 90 days of the date of closing of such Equity Offering.

(d) If the optional redemption date is on or after an Interest Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Security is registered at the close of business on such Interest Record Date, and no additional interest will be payable to Holders whose Securities will be subject to redemption by the Company.

(e) In the case of any partial redemption, selection of the Securities for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Securities are listed or, if the Securities are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Securities of $1,000 in original principal amount or less will be redeemed in part. Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect. If any Security is to be redeemed in part only, the notice of redemption relating to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Security. On and after the redemption date, interest will cease to accrue on Securities or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

(f) In the event that the Acquisition is not consummated on or prior to April 1, 2005, or if the Merger Agreement is terminated prior to such time, the Company shall redeem (the “Special Redemption”) the Securities, in whole but not in part, on or prior to April 5, 2005, at a redemption price (the “Special Redemption Price”) in cash equal to 98.495% of the principal amount of the Securities, plus accrued and unpaid interest, from and including the Issue Date to but excluding the Special Redemption Date. The “Special Redemption Date” means the earlier of the date specified by the Company in an Officers’ Certificate delivered in accordance with

Section 7(b) of the Escrow Agreement and April 5, 2005. In the case of a Special Redemption, the Company shall, not later than by 11:00 a.m. New York time (or such other time of day acceptable to the Trustee which will permit it to give the notice referred to in the last paragraph of Section 5.5 of the Indenture) at least two Business Days prior to the Special Redemption Date, deliver an Officers’ Certificate to the Trustee setting forth (i) that a Special Redemption will occur, (ii) the Special Redemption Date, (iv) the Special Redemption Price, and (v) the other information specified in Section 5.5 of the Indenture. The Trustee shall deliver to each Holder a written notice (specifying the information set forth in such Officer’s Certificate) of the Special Redemption at least two Business Days prior to the Special Redemption Date. In connection with such Special Redemption, the Company shall comply with the provisions of Sections 5.6 and 5.7 of the Indenture.

6. Repurchase Provisions

In certain circumstances, the Company will be required to offer to repurchase the Securities from the Holders, at the prices and under the terms as provided in the Indenture.

7. Subordination

The Securities are subordinated to Senior Indebtedness, as defined in the Indenture. To the extent provided in the Indenture, Senior Indebtedness must be paid before the Securities may be paid. The Company agrees, and each Securityholder by accepting a Security agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give them effect and appoints the Trustee as attorney-in-fact for such purpose.

8. Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of principal amount of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) for a period beginning 15 days before the mailing of a notice of Securities to be redeemed and ending on the date of such mailing.

9. Persons Deemed Owners

The registered Holder of this Security may be treated as the owner of it for all purposes.

10. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.

11. Amendment, Supplement, Waiver

The Indenture and the Securities may be amended or supplemented by the Company, the Subsidiary Guarantors (if any) and the Trustee as provided in Article IX of the Indenture.

12. Defaults and Remedies

Each of the following is an Event of Default under the Indenture: (i) default in any payment of interest on any Security when due, continued for 30 consecutive days, whether or not such payment is prohibited by the provisions of Article X and Article XII of the Indenture; (ii) default in payment of principal of or premium, if any, on the Securities when due at its Stated Maturity, upon redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions of Article X and Article XII of the Indenture; (iii) failure by the Company or any Subsidiary Guarantor to comply with its obligations under Article IV of the Indenture; (iv) failure by the Company to comply for 30 days after notice with any of its obligations under Article III of the Indenture (in each case, other than a failure to purchase Securities which failure shall constitute an Event of Default under clause (ii) above and other than a failure to comply with its obligations under Article IV of the Indenture which will constitute an Event of Default under clause (iii) above); (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture; (vi) default under any indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal at Stated Maturity of or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”) or (b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (vii) (a) the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (1) commences a voluntary case or proceeding; (2) consents to the entry of judgment, decree or order for relief against it in an involuntary case or proceeding; (3) consents to the appointment of a Custodian of it or for any substantial part of its property; (4) makes a general assignment for the benefit of its creditors; (5) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; (6) takes any corporate action to authorize or effect any of the foregoing; or (7) takes any comparable action under any foreign laws relating to insolvency; or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief in an involuntary case against the Company or a Significant Subsidiary or group of

Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; (2) appoints a Custodian for all or substantially all of the property of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or (3) orders the winding up or liquidation of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; and (iv) in each case the order, decree or relief remains unstayed and in effect for 60 days (the “bankruptcy provisions”); (viii) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million (net of any amounts covered by insurance with, or other indemnification provided by, a reputable and creditworthy insurance company or other reputable and creditworthy indemnitor), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or (ix) any Securities Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Securities Guarantee. However, a default under clauses (iv) and (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Securities notify the Company of the default, which notice shall specify that it is a notice of Default, and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default described in (vii) hereof) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Securities by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Securities to be due and payable. If an Event of Default described in (vii) hereof occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

13. Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14. No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Company or a Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or such Subsidiary Guarantor under the Securities, this Indenture or any Securities Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Securities by accepting a Security waives and releases all such liability to the extent permitted by applicable law. The waiver and release are part of the consideration for issuance of the Securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

15. Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Security.

16. Abbreviations

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

17. CUSIP, Common Code and ISIN Numbers

The Company has caused CUSIP, Common Code or ISIN numbers, if applicable, to be printed on the Securities and have directed the Trustee to use CUSIP, Common Code or ISIN numbers, if applicable, in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law

This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture. Requests may be made to:

LFS-Merger Sub, Inc.

Moulin International U.S.

1840 Gateway Drive

Suite 200

San Mateo, California 94404

Attention: Treasurer

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                              agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

In connection with any transfer or exchange of any of the Securities evidenced by this certificate occurring prior to the date that is two years after the later of the date of original issuance of such Securities and the last date, if any, on which such Securities were owned by the Company, or any Affiliate of the Company, the undersigned confirms that such Securities are being:

CHECK ONE BOX BELOW:

1☐	acquired for the undersigned’s own account, without transfer; or

2☐	transferred to the Company; or

3☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

4☐	transferred pursuant to an effective registration statement under the Securities Act; or

5☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

6☐	transferred to an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 of the Indenture); or

7☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Trustee or the Company may require, prior to registering any such transfer of the Securities, in its sole discretion, such legal opinions, certifications and other information as the Trustee or the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL SECURITY*

The following increases and decreases in this Global Security have been made:

Date of Decrease or Increase	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

*	This Schedule may be maintained in the records of the Trustee, as Securities Custodian, and such records shall be deemed to constitute this Schedule for purposes of this Security.

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Security purchased by the Company Pursuant to Section 3.5 or 3.10 of the Indenture, check either box:

☐          ☐

3.5        3.10

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.5 or Section 3.10 of the Indenture, state the amount in principal amount (must be integral multiple of $1,000): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

EXHIBIT B

[FORM OF FACE OF SERIES B NOTE]

[Depository Legend, if applicable]

No. [ ]	Principal Amount $[ ], as revised by the Schedule of Increases and Decreases in Global Security attached hereto CUSIP NO. ISIN:

LFS-MERGER SUB, INC.*

10 3/4% Senior Subordinated Note, Series B, due 2015

LFS-Merger Sub, Inc., a Texas corporation (the “Company”), promises to pay to Cede & Co., or its registered assigns, the principal sum of [                    ] DOLLARS ($[                    ]), as revised by the Schedule of Increases and Decreases in Global Security attached hereto, on February 15, 2015.

Interest Payment Dates: February 15 and August 15, commencing on August 15, 2005.

Interest Record Dates: February 1 and August 1.

Additional provisions of this Security are set forth on the other side of this Security.

*	All references to “LFS-Merger Sub, Inc.” shall be changed to “Eye Care Centers of America, Inc.” following the consummation of the Acquisition.

LFS-MERGER SUB, INC.

10 3/4% Senior Subordinated Note, Series A, due 2015

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized officer.

LFS-MERGER SUB, INC.

By:
Name:
Title:

Date:                          , 20

LFS-MERGER SUB, INC.

10 3/4% Senior Subordinated Note, Series B, due 2015

TRUSTEE’S CERTIFICATE OF

    AUTHENTICATION

THE BANK OF NEW YORK

as Trustee, certifies

that this is one of

the Securities referred

to in the within-mentioned

Indenture.

By:
Authorized Signatory

Date:                          , 20

[FORM OF REVERSE SIDE OF SERIES B NOTE]

LFS-MERGER SUB, INC.

10 3/4% Senior Subordinated Note, Series B, due 2015

1. Interest

LFS-Merger Sub, Inc., a Texas corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above.

The Company will pay interest semi-annually on February 15 and August 15, commencing on August 15, 2005. Interest on the Securities will accrue from the most recent date to which interest has been paid on the Securities or, if no interest has been paid, from February 4, 2005. The Company shall pay interest on overdue principal, and on overdue premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Securities to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment

By no later than 12:00 noon (New York City time) on the date on which any principal of, premium, if any, or interest on any Security is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Company shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Securities at the close of business on the February 1 or August 1 next preceding the Interest Payment Date even if Securities are cancelled, repurchased or redeemed after the Interest Record Date and on or before the Interest Payment Date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Securities represented by a Global Security (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. The Company shall make all payments in respect of a Definitive Security (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, The Bank of New York (the “Trustee”) will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Securityholder. The Company or any of the domestically organized Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. Indenture

The Company issued the Securities under an Indenture dated as of February 4, 2005 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all terms and provisions of the Indenture, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

The Securities are general unsecured, senior subordinated obligations of the Company. The aggregate principal amount of securities that may be authenticated and delivered under the Indenture is unlimited. This Security is one of the 10¾% Senior Subordinated Notes, Series A, due 2015 referred to in the Indenture. The Securities include (i) $152,000,000 aggregate principal amount of the Company’s 10¾% Senior Subordinated Notes, Series A, due 2015 issued under the Indenture on February 4, 2005 (herein called “Initial Securities”), (ii) if and when issued, additional 10¾% Senior Subordinated Notes, Series A, due 2015 or 10¾% Senior Subordinated Notes, Series B, due 2015 of the Company that may be issued from time to time under the Indenture subsequent to February 4, 2005 (herein called “Additional Securities”) and (iii) if and when issued, the Company’s 10¾% Senior Subordinated Notes, Series B, due 2015 that may be issued from time to time under the Indenture in exchange for Initial Securities or Additional Securities in an offer registered under the Securities Act as provided in the Registration Rights Agreement (herein called “Exchange Securities”). The Initial Securities, Additional Securities and Exchange Securities are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets and subsidiary stock, the incurrence of certain liens, affiliate transactions, the sale of capital stock of restricted subsidiaries, the making of payments for consents, the entering into of agreements that restrict distributions from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Securities by certain subsidiaries.

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Securities and all other amounts payable by the Company under the Indenture and the Securities when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Subsidiary Guarantors, if any, will fully, unconditionally and irrevocably Guarantee (and future guarantors, together with the Subsidiary Guarantors, will fully, unconditionally and irrevocably Guarantee), jointly and severally, to each Holder of the Securities and the Trustee the Guarantor Obligations pursuant to Article XI of the Indenture on a senior subordinated basis.

5. Redemption

(a) At any time prior to February 15, 2010, the Company may redeem all or part of the Securities upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the Redemption Date, plus accrued and unpaid interest on the Securities, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

(b) On and after February 15, 2010, the Company may redeem all or, from time to time, a part of the Securities, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the Security, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period beginning on February 15 of the years indicated below:

Period	Percentage
2010	105.375%
2011	103.583%
2012	101.792%
2013 and thereafter	100.000%

(c) Prior to February 15, 2008, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Securities (after giving effect to any future issuance of Additional Securities) with the Net Cash Proceeds of one or more Equity Offerings at a Redemption Price of 110.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date); provided that at least 65% of the sum of (x) the original aggregate principal amount of the Initial Securities and (y) the aggregate principal amount of any Additional Securities issued subsequent to the Issue Date remains outstanding after each such redemption and the redemption occurs within 90 days of the date of closing of such Equity Offering.

(d) If the optional redemption date is on or after an Interest Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Security is registered at the close of business on such Interest Record Date, and no additional interest will be payable to Holders whose Securities will be subject to redemption by the Company.

(e) In the case of any partial redemption, selection of the Securities for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Securities are listed or, if the Securities are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Securities of $1,000 in original principal amount or less will be redeemed in part. Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect. If any Security is to be redeemed in part only, the notice of redemption relating to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Security. On and after the redemption date, interest will cease to accrue on Securities or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

(f) In the event that the Acquisition is not consummated on or prior to April 1, 2005, or if the Merger Agreement is terminated prior to such time, the Company shall redeem (the “Special Redemption”) the Securities, in whole but not in part, on or prior to April 5, 2005, at a redemption price (the “Special Redemption Price”) in cash equal to 98.495% of the principal amount of the Securities, plus accrued and unpaid interest, from and including the Issue Date to but excluding the Special Redemption Date. The “Special Redemption Date” means the earlier of the date specified by the Company in an Officers’ Certificate delivered in accordance with Section 7(b) of the Escrow Agreement and April 5, 2005. In the case of a Special Redemption, the Company shall, not later than by 11:00 a.m. New York time (or such other time of day acceptable to the Trustee which will permit it to give the notice referred to in the last paragraph of Section 5.5 of the Indenture) at least two Business Days prior to the Special Redemption Date, deliver an Officers’ Certificate to the Trustee setting forth (i) that a Special Redemption will occur, (ii) the Special Redemption Date, (iv) the Special Redemption Price, and (v) the other information specified in Section 5.5 of the Indenture. The Trustee shall deliver to each Holder a written notice (specifying the information set forth in such Officer’s Certificate) of the Special Redemption at least two Business Days prior to the Special Redemption Date. In connection with such Special Redemption, the Company shall comply with the provisions of Sections 5.6 and 5.7 of the Indenture.

6. Repurchase Provisions

In certain circumstances, the Company will be required to offer to repurchase the Securities from the Holders, at the prices and under the terms as provided in the Indenture.

7. Subordination

The Securities are subordinated to Senior Indebtedness, as defined in the Indenture. To the extent provided in the Indenture, Senior Indebtedness must be paid before the Securities may be paid. The Company agrees, and each Securityholder by accepting a Security agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give them effect and appoints the Trustee as attorney-in-fact for such purpose.

8. Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of principal amount of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) for a period beginning 15 days before the mailing of a notice of Securities to be redeemed and ending on the date of such mailing.

9. Persons Deemed Owners

The registered Holder of this Security may be treated as the owner of it for all purposes.

10. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.

11. Amendment, Supplement, Waiver

The Indenture and the Securities may be amended or supplemented by the Company, the Subsidiary Guarantors (if any) and the Trustee as provided in Article IX of the Indenture.

12. Defaults and Remedies

Each of the following is an Event of Default under the Indenture: (i) default in any payment of interest on any Security when due, continued for 30 consecutive days, whether or not such payment is prohibited by the provisions of Article X and Article XII of the Indenture; (ii) default in payment of principal of or premium, if any, on the Securities when due at its Stated Maturity, upon redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions of Article X and Article XII of the Indenture; (iii) failure by the Company or any Subsidiary Guarantor to comply with its obligations under Article IV of the Indenture; (iv) failure by the Company to comply for 30 days after notice with any of its obligations under Article III of the Indenture (in each case, other than a failure to purchase Securities which failure shall constitute an Event of Default under clause (ii) above and other than a failure to comply with its obligations under Article IV of the Indenture which will constitute an Event of Default under clause (iii) above); (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture; (vi) default under any indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its

Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal at Stated Maturity of or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”) or (b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (vii) (a) the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (1) commences a voluntary case or proceeding; (2) consents to the entry of judgment, decree or order for relief against it in an involuntary case or proceeding; (3) consents to the appointment of a Custodian of it or for any substantial part of its property; (4) makes a general assignment for the benefit of its creditors; (5) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; (6) takes any corporate action to authorize or effect any of the foregoing; or (7) takes any comparable action under any foreign laws relating to insolvency; or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief in an involuntary case against the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; (2) appoints a Custodian for all or substantially all of the property of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or (3) orders the winding up or liquidation of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; and (iv) in each case the order, decree or relief remains unstayed and in effect for 60 days (the “bankruptcy provisions”); (viii) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million (net of any amounts covered by insurance with, or other indemnification provided by, a reputable and creditworthy insurance company or other reputable and creditworthy indemnitor), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or (ix) any Securities Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Securities Guarantee. However, a default under clauses (iv) and (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Securities notify the Company of the default, which notice shall specify that it is a notice of Default, and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default described in (vii) hereof) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Securities by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Securities to be due and payable. If an Event of Default described in (vii) hereof occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

13. Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14. No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Company or a Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or such Subsidiary Guarantor under the Securities, this Indenture or any Securities Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Securities by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

15. Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Security.

16. Abbreviations

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

17. CUSIP, Common Code and ISIN Numbers

The Company has caused CUSIP, Common Code or ISIN numbers, if applicable, to be printed on the Securities and have directed the Trustee to use CUSIP, Common Code or ISIN numbers, if applicable, in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law

This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture. Requests may be made to:

LFS-Merger Sub, Inc.

Moulin International U.S.

1840 Gateway Drive

Suite 200

San Mateo, California 94404

Attention: Treasurer

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                                          agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL SECURITY*

The following increases and decreases in this Global Security have been made:

Date of Decrease or Increase	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

*	This Schedule may be maintained in the records of the Trustee, as Securities Custodian, and such records shall be deemed to constitute this Schedule for purposes of this Security.

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Security purchased by the Company Pursuant to Section 3.5 or 3.10 of the Indenture, check either box:

☐          ☐

3.5        3.10

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.5 or Section 3.10 of the Indenture, state the amount in principal amount (must be integral multiple of $1,000): $

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE EXECUTED UPON CONSUMMATION OF THE ACQUISITION

This Supplemental Indenture, dated as of [                         ], 2005 (this “Supplemental Indenture”), among LFS-Merger Sub, Inc., a Texas corporation (“Merger Sub”), Eye Care Centers of America, Inc., a Texas corporation (“ECCA”), each of the Subsidiaries of ECCA listed on Schedule I hereto (the “Subsidiary Guarantors”) and The Bank of New York, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Merger Sub and the Trustee have heretofore executed and delivered an Indenture, dated as of February 4, 2005 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 10¾% Senior Subordinated Notes due 2015 of the Company (the “Securities”);

WHEREAS, concurrently with the execution of this Supplemental Indenture, pursuant to the terms of the Merger Agreement, Merger Sub has been merged with and into ECCA, with ECCA as the Successor Company;

WHEREAS, Section 4.1(a) of the Indenture requires that upon a merger of Merger Sub with or into another Person, the Successor Company shall execute and deliver a supplemental indenture pursuant to which such Successor Company will expressly assume all of the obligations of Merger Sub under the Securities and the Indenture;

WHEREAS, Section 3.12(a) of the Indenture requires that, upon consummation of the Acquisition, the Company shall cause each of its Subsidiaries to unconditionally Guarantee, on a joint and several basis, the Securities pursuant to the terms and conditions of the Indenture; and

WHEREAS, pursuant to Section 11.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Securityholder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Merger Sub, ECCA, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Assumption of Securities; Guarantee

SECTION 2.1 Agreement to be Bound as Issuer; Assumption of Securities. ECCA hereby becomes a party to the Indenture as the Successor Company of Merger Sub, as issuer of the Securities, and as such succeeds to, and is substituted for, and may exercise every right and power of, the Company under the Indenture and shall be subject to all of the obligations and agreements of the Company under the Indenture. ECCA agrees to be bound by all of the provisions of the Indenture applicable to the Company, and expressly assumes and agrees to perform all of the obligations and agreements of the Company under the Indenture and the Securities including, without limitation, the full and prompt payment of the principal of, premium, if any, and interest on the Securities.

SECTION 2.2 Agreement to be Bound as a Subsidiary Guarantor. Each of the Subsidiary Guarantors hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. Each Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.3 Guarantee. Each Subsidiary Guarantor agrees, on a joint and several basis, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the Guarantor Obligations pursuant to Article XI and Article XII of the Indenture, including without limitation, the full and prompt payment of the principal of, premium, if any, and interest on the Securities, on a senior subordinated basis as provided in the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices. All notices and other communications to ECCA or any Subsidiary Guarantor shall be given in the manner provided in the Indenture to ECCA or such Subsidiary Guarantor at the address set forth below:

Eye Care Centers of America, Inc.

11103 West Avenue

San Antonio, Texas 78213

Fax: (210) 524-6996

Attention: Douglas C. Shepard

With copies to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Fax: (212) 848-7879

Attention: Robert Evans, III, Esq.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.5 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.6 Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.7 Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the TIA, the provision required by the TIA shall control. Each Subsidiary Guarantor in addition to performing its obligations under its Securities Guarantee shall perform such other obligations as may be imposed upon it with respect to this Indenture under the TIA.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LFS-MERGER SUB, Inc.

By:
Name:
Title:

EYE CARE CENTERS OF AMERICA, INC.,
as Successor Company

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

THE BANK OF NEW YORK,
as Trustee

By:
Name:
Title:

SCHEDULE I

Subsidiary Guarantors

EyeMasters, Inc.

ECCA Enterprises, Inc.

Eye Care Holdings, Inc.

ECCA Management Investments, Inc.

ECCA Management, Inc.

EyeMasters of Texas Investments, Inc.

EyeMasters of Texas Management, Inc.

Stein Optical, Inc.

Eye DRx Retail Management, Inc.

Vision World, Inc.

Visionary Retail Management, Inc.

Visionary Properties, Inc.

ECCA Distribution Investments, Inc.

ECCA Distribution Management, Inc.

Visionary Lab Investments, Inc.

Visionary Lab Management, Inc.

Enclave Advancement Group, Inc.

ECCA Managed Vision Care, Inc.

ECCA Management Services, Ltd.

EyeMasters of Texas, Ltd.

ECCA Distribution Services, Ltd.

Visionary Lab Services, Ltd.

Visionworks Holdings, Inc.

Metropolitan Vision Services, Inc.

Hour Eyes, Inc.

Visionworks, Inc.

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE TO ADD SUBSIDIARY GUARANTORS

This Supplemental Indenture, dated as of                  , 20     (this “Supplemental Indenture”), among [name of future Subsidiary Guarantor] (the “Guarantor”), Eye Care Centers of America, Inc. (together with its successors and assigns, the “Company”), each other then-existing Subsidiary Guarantor under the Indenture referred to below, and The Bank of New York, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of February 4, 2005 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 10¾% Senior Subordinated Notes due 2015 of the Company (the “Securities”);

WHEREAS, Section 3.12(b) of the Indenture provides that, subject to certain limitations, the Company is required to cause each Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Securities on a senior subordinated basis; and

WHEREAS, pursuant to Section 11.1 of the Indenture, the Trustee, the Company and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Securityholder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company, the other Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.2 Guarantee. The Guarantor agrees, on a joint and several basis with all the existing Subsidiary Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the Guarantor Obligations pursuant to Article XI and Article XII of the Indenture, including without limitation, the full and prompt payment of the principal of, premium, if any, and interest on the Securities, on a senior subordinated basis as provided in the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.5 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

D-2

SECTION 3.6 Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.7 Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the TIA, the provision required by the TIA shall control. Each Subsidiary Guarantor in addition to performing its obligations under its Securities Guarantee shall perform such other obligations as may be imposed upon it with respect to this Indenture under the TIA.

D-3

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

[GUARANTOR],
as a Guarantor

By:
Name:
Title:
[Address]

THE BANK OF NEW YORK,
as Trustee

By:
Name:
Title:

EYE CARE CENTERS OF AMERICA, INC.

By:
Name:
Title:

[EXISTING SUBSIDIARY GUARANTORS]

By:
Name:
Title: